Exhibit 4.6
English translation of the
FORM OF
PROMISSORY AGREEMENT
FOR THE PURCHASE/SALE OF
SHARES
By and Between
Mr./Ms.
and
TELVENT OUTSOURCING, S.A.
concerning
THE COMPANIES OF THE MATCHMIND GROUP

ANNEXES

Annex I	Promissory Seller’s Shares in the Matchmind Group
Annex 6.2	Statements and Guarantees
Annex 7.1	Promissory Buyer’s Statements and Guarantees
Annex 8.1	Draft of the Purchase and Sale Agreement

PROMISSORY PURCHASE AND SALE AGREEMENT
     This PROMISSORY PURCHASE AND SALE AGREEMENT is entered into this 22nd day of October 2007 (hereinafter referred to as the “Date of Execution”) BY AND BETWEEN:
(A)	Mr./Ms. ,* of legal age, single, domiciled in at and holder of current National Identity Card number and acting on his own behalf.

Mr./Ms. shall hereinafter be referred to as the “Promissory Seller.”
AND:
(B)	TELVENT OUTSOURCING, S.A., a Spanish corporation with registered address in Seville at Calle Tamarguillo, 29, registered in the Seville Companies Register in Volume 2,062, Folio 213, General Section of the Companies Book, Sheet SE-20857, Entry 1, with Tax Identification Number A-41696097 (hereinafter referred to as “Telvent” and/or as the “Promissory Buyer”) and duly represented by Mr. José Ignacio del Barrio Gómez and Ms. Ana María Plaza Arregui in their capacity as the company’s joint power of attorney holders.
     Promissory Seller and Promissory Buyer shall hereinafter be individually referred to as the “Party” or jointly as the “Parties.”
RECITALS
I.	Whereas, Promissory Seller is the holder of shares in the Matchmind group as set forth in Annex I attached hereto. The Matchmind group is comprised of the following companies:
(a)	Matchmind Holding, S.L., a Spanish limited liability company incorporated on July 7, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 2,201 of his protocol files and registered in the Madrid Companies Register in Volume 20,449, Folio 59, Section 8, Registration Sheet M-361697 (hereinafter referred to as “Matchmind Holding”).

(b)	Matchmind, S.L., a Spanish limited liability company incorporated on December 31, 2001 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 6,086 of his protocol files and registered in the Madrid Companies Register in Volume 17,143, Folio 11, Section 8, Registration Sheet M-293668 (hereinafter referred to as “Matchmind”).

(c)	Matchmind Ingeniería de Software, S.L., a Spanish limited liability company incorporated on February 11, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 418 of his protocol files, corrected by the same Notary Public on February 27 2004 and registered in the Ávila Companies Register in Volume 109, Folio 63, Section 8, Registration Sheet AV-3497 (hereinafter referred to as “Matchmind Ingeniería”).
Matchmind Holding, Matchmind and Matchmind Ingeniería shall hereinafter be jointly referred to as the “Matchmind Group Companies” or the “Matchmind Group.”

*	See Annex A that identifies each individual that executed a copy of this agreement and also describes all vanences in the material terms of such agreement.

II.	Whereas, the shares held by the Promissory Seller in Matchmind Group Companies are free from any encumbrances, liens or third-party rights.

III.	Whereas, on September 25, 2007 the Promissory Seller and the Promissory Buyer, among others, entered into a framework agreement for the purchase of the Matchmind Group and its governance (hereinafter referred to as the “Framework Agreement”), which was modified by means of an addendum dated October 15, 2007, by virtue of which the following are to be governed:
(a)	The way in which control over the Matchmind Group will be taken over by the Promissory Buyer by purchasing from the families of Mr. José Luis Galí Pérez and Mr. Manuel Galán Pérez (hereinafter referred to as the “Selling Partners”) the shares they hold in Galian 2002, S.L. and GD 21, S.L., companies which jointly control 84% of Matchmind Holding and 86% of Matchmind Ingeniería;

(b)	The corporate restructuring of the Matchmind Group, whose aim will be to ensure that the Matchmind Group parent company’s capital will directly and/or indirectly have the following structure of capital:

Partner	Percentage
TELVENT	58%
Management Team	40%
Mr. José Luis Galí Pérez	2%

Total	100%
(c)	The terms and conditions under which the Promissory Buyer may acquire 100% of the Matchmind Group’s capital by acquiring from Mr. José Luis Galí Pérez and the Management Team, comprised of Mr. Carlos Delgado Suárez, Carsa Consultores, Cardel Consultores, Ms. Raquel Tuduri García, Mr. José Luis Molina Zamora, Ms. Margarita Fernández Gutiérrez, Mr. Antonio Luis Gálvez Fernández, Mr. Marcos de Miguel Pagazaurtundua, Mr. José Luís Rodríguez de Andrés, Mr. Miguel Larruscain Caballero, Mr. Francisco Javier Sotillos Bermejo, Mr. Jorge Pereira Hernández, Mr. Ignacio Rubio Laseca, Mr. Javier Miguel Fernández, Mr. José Ignacio de las Llanderas García, Mr. Mariano García Gutiérrez, Mr. Francisco Javier Álvarez Merino, Mr. Iñigo Barrón Ibeas, Mr. Arón Ramson, Ms. Rosa García González, Mr. Ramón Damián de Cózar Mena, Mr. Juan Solana, Mr. Enrique Serrano, Mr. José Manuel Fernández de Oliva and Mr. José Carvajal Martínez (hereinafter referred to as the “Management Team”), the direct and indirect shares they may hold in the Matchmind Group. Mr. José Luis Galí Pérez and the members of the Management Team shall hereinafter be referred to as the “Promissory Parties;” and

(d)	The governance of the Matchmind Group Companies and the relationships among partners.
IV.	Whereas, pursuant to the stipulations set forth in the Framework Agreement, the Promissory Seller undertakes to transfer all the shares he/she may directly and/or indirectly hold in any of the Matchmind Group Companies (hereinafter referred to as the “Shares”) free of any encumbrances, liens and third-party rights to the Promissory Buyer, which undertakes to purchase them from the

Promissory Seller, under the terms and conditions set forth in the Promissory Purchase and Sale Agreement (hereinafter referred to as the “Agreement” and/or the “Promissory Agreement”).
By virtue of the foregoing, the Parties mutually recognize they have the full capacity to enter into this Promissory Agreement and execute it under the following:
TERMS AND CONDTIONS
1.	PURPOSE

1.1	This Agreement, along with all the other promissory agreements for shares in the Matchmind Group entered into on the Date of Execution by the Promissory Buyer and the Promissory Parties, shall govern the terms and conditions under which the Promissory Buyer will gradually acquire from the Promissory Seller and the rest of the Promissory Parties the direct and/or indirect shares they hold in the Matchmind Group Companies until it acquires % of the Matchmind Group’s capital.

1.2	For the purposes of the stipulations set forth in section 1.1 above, the Promissory Seller and the rest of the Promissory Parties assume before the Promissory Buyer the irrevocable undertaking of gradually selling all their direct and indirect shares in the Matchmind Group Companies through this Agreement and the other promissory purchase sale agreements entered into on the Date of Execution. Likewise, the Promissory Buyer assumes before the Promissory Seller and the rest of the Promissory Parties the irrevocable undertaking to gradually acquire their shares in the Matchmind Group Companies until it owns % of the Matchmind Group’s capital.

1.3	The effective direct and/or indirect acquisition of the shares in the Matchmind Group Companies, which the Promissory Parties undertake to irrevocably sell and the Promissory Buyer undertakes to irrevocably purchase by virtue of this Agreement and by the rest of the promissory purchase and sale agreements concerning shares in the Matchmind Group, shall gradually come about over the years 2009, 2010 and 2011 once the audited consolidated annual accounts of the financial years ending on December 31, 2008, 2009 and 2010 have been approved. More specifically, fulfilling this Agreement and the rest of the promissory purchase and sale agreements concerning shares in the Matchmind Group, the Promissory Buyer shall directly and/or indirectly acquire from the Promissory Seller and the rest of the Promissory Parties as follows:
1.3.1	% of the capital of the Matchmind Group owned by the Promissory Buyer and the other Promissory Parties within the six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2008 are approved. To such a purpose, the Promissory Seller shall sell ___% of his/her shares in the Matchmind Group within the aforementioned deadline.

1.3.2	% of the capital of the Matchmind Group owned by the Promissory Buyer and the other Promissory Parties within the six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2009 are approved. To such a purpose, the Promissory Seller shall sell ___% of his/her shares in the Matchmind Group within the aforementioned deadline.

1.3.3	% of the capital of the Matchmind Group owned by the Promissory Buyer and the other Promissory Parties within the six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2010 are approved. To such a purpose, the Promissory Seller shall sell ___% of his/her shares in the Matchmind Group within the aforementioned deadline.
The six-month (6) periods mentioned in the foregoing paragraphs are the maximum timeframe within which the purchases and sales set forth for the fulfillment of this Agreement and the rest of the promissory purchase and sale agreements on Matchmind Group shares shall be executed. The Parties shall make their best efforts to execute such purchases and sales as quickly as possible within the aforementioned deadlines.
1.4	The purchase price of the shares in the Matchmind Group Companies shall be calculated based on the accounting data contained in the Matchmind Group’s audited consolidated annual accounts for financial years 2008, 2009 and 2010 pursuant to the provisions set forth in Clause 4 contained herein.

2.	PROMISE OF PURCHASE AND SALE

2.1	By virtue of this Agreement and subject to its stipulations, particularly the unique stipulations set forth herein, the Promissory Seller shall irrevocably undertake to sell all the Shares free from any encumbrances, liens or third-party rights to the Promissory Buyer, which shall undertake to purchase them. The Shares shall be transferred by entering into the relevant purchase and sale agreement for the shares (hereinafter referred to as the “Purchase and Sale Agreement”) within the deadlines set forth in Clause 3 and pursuant to the provisions set forth in Clause 8.

2.2	The Promissory Seller shall undertake by virtue of this Agreement to keep all the Shares free from any encumbrances, liens or third-party rights in order to fulfill his/her obligation of selling the shares free from any encumbrances, liens or third-party rights.

3.	PURCHASE AND SALE DEADLINES

3.1	The Promissory Seller and the Promissory Buyer shall enter into the relevant Purchase and Sale Agreement within six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2008 are approved, should it be the case, which may be no later than June 30, 2009. By virtue of the aforementioned agreement, the Promissory Buyer shall acquire from the Promissory Seller ___% of the Shares he/she directly and/or indirectly holds in any of the Matchmind Group Companies on the aforementioned date by means of any kind of title whatsoever.

3.2	The Promissory Seller and the Promissory Buyer shall enter into the relevant Purchase and Sale Agreement within six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2009 are approved, should it be the case, which may be no later than June 30, 2010. By virtue of the aforementioned agreement, the Promissory Buyer shall acquire from the Promissory Seller ___% of the Shares he/she directly and/or indirectly holds in any of the Matchmind Group Companies on the aforementioned date by means of any kind of title whatsoever.

3.3	The Promissory Seller and the Promissory Buyer shall enter into the relevant Purchase and Sale Agreement within six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2010 are approved, should it be the case, which may be no later than June 30, 2011. By virtue of the aforementioned agreement, the Promissory Buyer shall acquire from the Promissory Seller ___% of the Shares he/she directly and/or indirectly holds in any of the Matchmind Group Companies on the aforementioned date by means of any kind of title whatsoever.

3.4	The six-month (6) deadlines mentioned in the foregoing paragraphs are the maximum deadlines within which the relevant Purchase and Sale Agreements set forth for the fulfillment of this Agreement shall have to be executed. The Parties shall make their best efforts to execute the purchases and sales as quickly as possible within the aforementioned deadlines.

4.	PURCHASE PRICE CALCULATION

4.1	The purchase price (hereinafter referred to as the “Price”) for the shares in any of the Matchmind Group Companies owned by the Promissory Seller at each of the moments referred to in Clause 3 contained herein shall be calculated on the basis of the accounting data contained in the Matchmind Group’s consolidated annual accounts for the financial years 2008, 2009 or 2010, depending on the case, by applying the formula indicated in Section 4.2 .

4.2	Pr (Year n)=[EBITDA (Year n)*M (Year n)+NFP (Year n)]*P

Where:

Pr (Year n): Is the price of the shares owned by the Promissory Seller in the last financial year ended and audited before the purchase thereof in keeping with the deadlines set forth in Clause 3.

Year n: Is the last financial year ended and audited before the purchase of the shares owned by the Promissory Seller in keeping with the deadlines set forth in Clause 3.

M: Is the EBITDA multiple used that shall be calculated in keeping with the criteria set forth in Table 2 on the basis of the results and forecasts for the Matchmind Group submitted by the Management Team (Table 1).
     Table 1

	Financial Forecasts
	2003	2004	2005	2006	2007	2008	2009	2010	2011
Sales (€ in millions)	18.0	24.9	37	56	76	97	117	131	143
EBITDA (€ in millions)	1.5	1.5	2.5	4.07	5.8	8.8	11.0	12.8	14.5
%	8.1%	6.2%	6.8%	7.3%	7.6%	9.1%	9.4%	9.7%	10.1%
EBIT (€ in millions)	1.3	1.4	2.2	3.7	5.4	8.2	10.2	11.8	13.3
%	7.3%	5.5%	6.0%	6.6%	7.0%	8.5%	8.7%	9.0%	9.3%
Profit after Tax (PAT)	0.6	0.9	1.6	2.1
%	3.3%	3.4%	3.6%	3.8%
NFP (€ in millions)	-1.3	-1.3	-2.7	-4.9

Table 2

	2008	2009	2010
Starting Percentage	12%	10%	20%
EBITDA Target (€ in millions)	€8.8	11.0	12.8
Basic Multiple Applicable (9M)	9.5x	9.5x	9.5x
Multiple Applicable to EBITDA above 9M (applicable to differential)	10.5x	10.5x	10.5x
Should the EBITDA of the year in question be equal to or less than 80% of the EBITDA Target reflected in the foregoing table, the multiple of 8 shall be used.

EBITDA: As regards to the Matchmind Group, EBITDA is operating profits or losses (as defined by the General Chart of Accounts and by the application of generally accepted accounting standards in Spain), plus depreciation allowances (including goodwill, as long as it has been previously subtracted from the operating result), plus changes in operating allowances, plus the allowances and any other kind of non-salary remuneration given to members of the Governing Bodies (not the salaries of any employees that are additionally directors of the Matchmind Group Companies), plus public subsidies, minus extraordinary results (as defined by the General Chart of Accounts and applying generally accepted accounting standards in Spain) and the costs invoiced by the Promissory Buyer to the Matchmind Group Companies beyond the normal course of trade and that cannot arise from the integration of such companies into the Promissory Buyer’s group (information systems, central expenses, etc.).

The rules set out below shall be applied when calculating EBITDA for the purposes of this Clause: (i) all financial statements shall be drawn up pursuant to the General Chart of Accounts and by applying generally accepted accounting standards in Spain in effect at the moment said statements are drawn up; (ii) any costs and expenses incurred connected with auditing the financial statements for financial years 2008, 2009 and 2010 shall be included, as shall those connected with year-end statements and (iii) when calculating EBITDA for the purposes of setting the value of each share, the figure shall be adjusted (upwards or downwards) with the position of the Matchmind Group’s net financial debt at each of the aforementioned moments.

NFP: Is the Matchmind Group’s net financial position, as calculated by Debt + Cash

Where:

Debt: Is financial debt, including: (i) short-, medium- and long-term debts with credit institutions and other financial institutions (excluding any subordinate debt or participative loans from partners or shareholders); (ii) the issuing of bonds, debentures, promissory notes or any other kind of short-, medium- or long-term credit instrument; (iii) credit balances held with the Matchmind Group’s related parties, related companies, partners, shareholders or directors that are of financial nature and yield interest; (iv) net positions arising from interest rate and foreign currency hedging instruments; (vi) recourse factoring; (vii) fully funded letters of credit; (viii) leasing; (ix) confirming; (x) bank endorsements; (xi) financial guarantees granted and received, excluding those issued during the ordinary course of trade and (xii) any interest due from any kind of financial debt included in this definition.

For the purposes of this Clause, the amount of financing obtained by the Promissory Buyer to carry out the Transaction (as this term is defined in the Framework Agreement) should it come to form part of the Matchmind Group pursuant to the stipulations set forth in Clause 3.2 of the Framework Agreement shall not be included under the notion of Debt.

Cash: Is the sum of cash and bank (that is to say, balances in savings banks and banks, excluding debit balances held with the Matchmind Group’s related parties, related companies, partners, shareholders or directors that are of a financial nature and yield interest) and cash equivalents (investments in investment funds, short-term monetary market assets without penalty conditions, as well as any other similar investment —short-term deposits, debt repos, etc.).

P: Is the percentage of shares in the Matchmind Group Companies to be sold by the Promissory Parties and to be bought by the Promissory Buyer in each year: ___% of the Matchmind Group Companies’ capital in 2009, ___% in 2010 and ___% in 2011.

4.3	The result arising from applying the aforementioned formula shall give the valuation agreed upon by the Promissory Parties and the Promissory Buyer for ___%, ___% and ___% of the Matchmind Group Companies’ capital and, consequently, the price that the Promissory Seller shall receive will vary depending on the relative weight of the Promissory Seller’s shares as regards the capital controlled by the Promissory Parties.

5.	NOTIFYING THE PURCHASE PRICE

5.1	Within fifteen (15) calendar days of each of the deadlines indicated in Clause 3 contained herein, in other words within fifteen days counting from the approval of the relevant audited consolidated annual accounts of the Matchmind Group, the Promissory Buyer shall give the Promissory Seller notice (hereinafter referred to as “Notice of Price”) by virtue of which the Promissory Buyer shall notify the Promissory Seller of the relevant purchase price calculated as per the formula set forth in section 4.2 above and the documents that justify the price’s calculation.

Once the Notice of Price has been received, the Promissory Seller shall have fifteen (15) calendar days to check the Price calculation notified by the Promissory Seller. Should the Promissory Seller disagree with the calculation thus made by the Promissory Buyer, he/she may give notice of his/her disagreement (hereinafter referred to as “Notice of Opposition”) within the aforementioned fifteen (15) calendar days.

Once the Notice of Opposition has been served, the following procedure shall apply:
5.1.1	The Promissory Buyer and the Promissory Seller shall negotiate in good faith for a period of fifteen (15) calendar days (hereinafter referred to as the “Negotiation Period”) in order to arrive at a mutual agreement on the Price’s amount. The Negotiation Period shall commence on the day following Notice of Opposition is served.

5.1.2	Should the Promissory Buyer and the Promissory Seller not reach an agreement within the Negotiation Period, the dispute shall be resolved by an independent expert, who shall be appointed and shall act pursuant to the stipulations set forth below, without prejudice to the execution of the relevant Purchase and Sale Agreement pursuant to the provisions set forth in Clause 5.3 hereunder.
5.1.3	The Parties shall appoint an independent auditing firm by means of a random draw, which:
(a)	may not be one of the firms that has provided advice to the Parties for this transaction or be any other firm that create with either the Promissory Buyer or the Promissory Seller; and

(b)	shall be a firm ranked among the top six (6) firms in Spain on the basis of turnover in the year immediately preceding its appointment.
5.1.4	Should the independent expert appointed at random not accept the appointment or not respond within seven (7) calendar days from the date it is given notice of the appointment or not issue a report within forty-five (45) calendar days from accepting the appointment, another draw shall be performed involving the remaining auditing firms. If none of the independent experts appointed by means of the foregoing procedure has issued a report within four (4) months since the first expert was put forward, this procedure shall be deemed exhausted and the stipulations set forth in Clause 16 contained herein shall apply.

5.1.5	The independent expert appointed through the procedure set forth in the foregoing paragraphs shall be considered for the purposes of this Agreements the “Independent Expert.”

5.1.6	The Independent Expert shall issue its report on the Price calculation in accordance with the formula set forth in section 4.2 contained herein within forty-five (45) calendar days of the appointment. To such a purpose, the Parties shall undertake to do everything that may be necessary so that the Matchmind Group Companies furnish the Independent Expert with as much information as it may require, as well as allowing it to contact the Matchmind Group’s auditors, along with accessing their work papers without any limitation whatsoever.

5.1.7	The Independent Expert shall allow the Parties to submit written allegations just once and within a common deadline for both parties before issuing its report. Said comments shall also be sent to the other Party by the Party that has drawn them up once the common deadline for submitting allegations has elapsed. The Independent Expert shall ensure the confidentiality of any allegations made by the Parties until the common deadline for submitting allegations has transpired.

5.1.8	The Independent Expert shall limit itself to resolving the dispute and, hence, shall set the Price for the relevant purchase and sale pursuant to the criteria set forth herein and in accordance with generally accepted accounting standards and rules in Spain on the date the report is issued.

5.1.9	The Independent Expert’s fees shall be equally incurred by the Promissory Seller and the Promissory Buyer. Except in the event of an obvious material or arithmetical error, the Independent Expert’s decision shall be definitive and binding on the Parties, who shall undertake to accept it and put it into effect. Should the Independent Expert make an obvious material or arithmetical error, the Independent Expert shall be given a new period of ten (10) calendar days to put it right and, should it not do so, the Parties shall resort to the procedure set forth in Clause 16 contained herein.
5.2	Should the Promissory Seller be in agreement with the Price calculation made by the Promissory Buyer or not have given notice of his/her disagreement through a Notice of Opposition within fifteen (15) calendar days from receiving Notice of Price, the Promissory Buyer shall give the Notice of Purchase and Sale referred to in Clause 8 contained herein within five (5) calendar days following expiration of the deadline for issuing a Notice of Opposition.
5.3	Should the Promissory Seller give Notice of Opposition within the deadline set forth for such a purpose, the Promissory Buyer shall give the Notice of Purchase and Sale referred to in Clause 8 within five (5) calendar days following the date the Notice of Opposition is received. In this case, the relevant Price for the purchase and sale shall be the Price set by the Independent Expert or by the courts through a firm ruling. The Promissory Buyer shall pay to the Promissory Seller the amount that constitutes the price according to its calculations on the date the relevant Purchase and Sale Agreement is executed, which shall be adjusted depending on what the Independent Expert or the courts through a firm ruling may set on the date that the Price is definitively set.

Should the Independent Expert or the courts, through a firm ruling, agree with the Promissory Seller regarding the calculation and setting of the Price, the Promissory Buyer shall be obliged to pay the Promissory Seller a penalty consisting of the amount resulting from applying an interest rate of the EURIBOR plus three (3) points multiplied by the difference between the amount paid by the Promissory Buyer to the Promissory Seller on the date of the relevant Purchase and Sale Agreement and the Price calculated and set by the Independent Expert or the Courts through a firm ruling for the time that has elapsed from the date of the relevant Purchase and Sale Agreement and the payment of the Price adjustment.

Should the Independent Expert or the courts, through a firm ruling, agree with the Promissory Buyer as regards the calculation and setting of the Price, the amount paid by the Promissory Buyer to the Promissory Seller on the date of the relevant Purchase and Sale Agreement shall become the definitive Price.
5.4	Should the Promissory Buyer not give the Promissory Seller Notice of Price within the deadline set forth in section 5.1 above, the Promissory Seller may give the Promissory Buyer said Notice of Price within fifteen (15) calendar days counting from the day in which the deadline set forth in section 5.1 above expires and the procedure set forth in Clause 5 shall apply mutatis mutandis. In this case, the relevant Price for the purchase and sale shall be the Price set by the Independent Expert or by the courts through a firm ruling. The Promissory Buyer shall pay to the Promissory Seller the amount that constitutes the price according to the Promissory Seller’s calculations on the date the relevant Purchase and Sale Agreement is executed, which shall be adjusted depending on what the Independent Expert or the courts through a firm ruling may set on the date that the Price is definitively set.

Should the Independent Expert or the courts, through a firm ruling, agree with the Promissory Seller as regards the calculation and setting of the Price, the amount paid by the Promissory Buyer to the Promissory Seller on the date of the relevant Purchase and Sale Agreement shall become the definitive Price.

Should the Independent Expert or the courts, through a firm ruling, agree with the Promissory Buyer regarding the calculation and setting of the Price, the Promissory Seller shall be obliged to pay the Promissory Buyer a penalty consisting of the amount resulting from applying an interest rate of the EURIBOR plus three (3) points multiplied by the difference between the amount paid by the Promissory Buyer to the Promissory Seller on the date of the relevant Purchase and Sale Agreement and the Price calculated and set by the Independent Expert or the Courts through a firm ruling for the time that has elapsed from the date of the relevant Purchase and Sale Agreement and the payment of the Price adjustment.

6.	PROMISSORY SELLER’S STATEMENTS AND GUARANTEES

6.1	The Promissory Seller hereby states and guarantees to the Promissory buyer that:
6.1.1	The Promissory Seller has the full legal capacity to act and enter into this Agreement and perform his/her obligations on his/her own behalf and that this capacity is not limited by any legal provision, court ruling, arbitration award or agreement.

6.1.2	The Promissory Seller has carried out all the actions and obtained all the authorizations, permits, consent and approvals necessary to enter into and fulfill this Agreement and thereby irrevocably undertaking to transfer ownership of the Shares without requiring any further consent, authorizations or permits for such an end. The entering into and fulfillment of this Agreement by the Promissory Seller does not breach any rules, undertakings or agreement adopted or signed by him/her.

6.1.3	The legal instruments through which the Promissory Seller acquired the shares held by him/her in the Matchmind Group Companies grant him/her valid title to their ownership, have not been challenged by any third party and fully comply with any applicable laws and the bylaws of the Matchmind Group Companies.
The Promissory Seller hereby states that the foregoing statements and guarantees are true, accurate and complete on the Date of Execution, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.
6.2	Annex 6.2 contains the statements and guarantees concerning the financial year in question that the Promissory Seller shall make to the Promissory Buyer in the relevant Purchase and Sale Agreements (hereinafter referred to as the “Statements and Guarantees”) in connection with the Matchmind Group Companies, their business, operations and assets. The Promissory Seller hereby states that the Statements and Guarantees are true, accurate and complete on the Date of Execution, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.

6.3	The Statements and Guarantees concern the Matchmind Group Companies, their shares, business, operations and assets. The Seller shall not make any statements other than the ones expressly set forth in Annex 6.2.
6.4	The Statements and Guarantees shall be made by the Promissory Seller in keeping with the Statements and Guarantees made by the Promissory Seller on the Date of Execution and in the relevant Purchase and Sale Agreements entered into pursuant the stipulations set forth herein.
6.5	The Promissory Buyer’s decision to purchase the Shares for the Price and under the other terms and conditions set forth herein is essentially based on the existence, veracity, accuracy and integrity of the Statements and Guarantees the Promissory Seller shall make in the relevant Purchase and Sale Agreements under the terms and conditions set forth in Annex 6.2. As a consequence of the foregoing, the Promissory Seller shall be held liable before the Promissory Buyer for the veracity, accuracy and integrity of the Statements and Guarantees under the terms and conditions set forth in the relevant Purchase and Sale Agreements from the moment these are entered into.
6.6	The Promissory Seller shall exclusively hold the Promissory Buyer harmless from any damages to the latter or to the Matchmind Group Companies arising from a breach of fulfillment concerning deadlines or form by the members of the Management Team or by the Matchmind Group Companies of any tax obligations having to do with income tax withholdings, from the payment of dividends prior to the Date of Execution, as well as from the Corporate Operations modality of the Property Transfer Tax and Stamp Duty (Impuesto de Transmisiones Patrimoniales y Actos Jurídicos Documentados) that may apply to the increases of capital set forth in Clauses 3.1.1 and 3.1.2 of the Framework Agreement.

7.	PROMISSORY BUYER’S STATEMENTS AND GUARANTEES
7.1	Annex 7.1 contains the statements and guarantees the Promissory Buyer shall make to the Promissory Seller in the relevant Purchase and Sale Agreements. The Promissory Buyer hereby states that the aforementioned statements and guarantees are true, accurate and complete, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.
7.2	The statements and guarantees that the Promissory Buyer shall make in keeping with the statements and guarantees that the Promissory Buyer makes on the Date of Execution to the Promissory Seller in the relevant Purchase and Sale Agreements shall be reiterated by the Promissory Buyer in the relevant Purchase and Sale Agreements that are entered into pursuant to the stipulations set forth herein.

8.	PURCHASE AND SALE AGREEMENT AND MAKING IT PUBLIC
8.1	By virtue of this Promissory Agreement, the Parties hereby firmly and irrevocably undertake to enter into the relevant Purchase and Sale Agreement (which shall be substantially similar to the sample attached hereto as Annex 8.1, except for any variations that may be strictly necessary to adapt it to any new circumstances that may come about) pursuant to the provisions set forth herein and within the deadlines set forth in Clause 3, thereby executing the transfer of the shares held by the Promissory Seller at each of the moments set forth in Clause 3, the payment of the Price and the performance of the rest of the actions set forth in the relevant Purchase and Sale Agreements.

8.2	The Purchase and Sale Agreement shall have legal effect immediately after it is entered into by the Parties by the Notary Public chosen for such a purpose by the Promissory Buyer, the costs of which shall be incurred by the Promissory Buyer and the Promissory Seller pursuant to the provisions set forth in the Law.
8.3	Any taxes that may result from entering into and executing the Purchase and Sale Agreement and the operations set forth therein shall be incurred by the Parties as set forth by the Law.
8.4	For the purposes of executing the relevant Purchase and Sale Agreement within the deadline set forth in sections 5.2 or 5.3, as may be the case, the Promissory Buyer (or the Promissory Seller in the case governed by section 5.4) shall give the Promissory Seller (or the Promissory Buyer in the case governed by section 5.4) notice (the “Notice of Purchase”) which shall state the following:
8.4.1	Date, place and time in which the execution of the relevant Purchase and Sale Agreement and making it public shall take place, which may not exceed ten (10) calendar days from the date Notice of Purchase is received by the Promissory Seller (or the Promissory Buyer) or be less than five (5) calendar days from the date Notice of Purchase is received by the Promissory Seller (or the Promissory Buyer).

8.4.2	Details of the Madrid Notary Public chosen to make the Purchase and Sale Agreement public.

8.4.3	The purchase Price as calculated pursuant to the provisions set forth in Clauses 4 and 5.
9.	EXIT OF THE PROMISSORY SELLER FROM THE MATHMIND GROUP

9.1	Should the working or trade relationship between the Promissory Seller and any of the Matchmind Group Companies or the Promissory Seller come to an end before the Promissory Buyer has acquired all the shares of the Matchmind Group (hereinafter referred to as the “Promissory Seller’s Exit”), the following rules shall apply:
9.1.1	Should the Promissory Seller’s Exit come about as a result of: (i) the voluntary termination by the Promissory Seller of the trade relationship linking him/her to any of the Matchmind Group Companies or to the Promissory Buyer; (ii) the termination by any of the Matchmind Group Companies or by the Promissory Seller of the trade relationship linking them to the Promissory Seller for causes imputable to the Promissory Seller; (iii) the Promissory Seller’s resignation; (iv) the Promissory Seller’s retirement; (v) the extinction of the Promissory Seller’s employment contract by the parties’ mutual agreement or (vi) the Promissory Seller’s dismissal ruled to be fair, the Promissory Seller, by means of this Agreement, shall freely and irrevocably grant to each of the members of the Management Team (hereinafter referred to as the “Beneficiaries”) a Purchase Option on the Shares the Promissory Seller holds directly and/or indirectly through companies controlled by him or proxies as a right in rem erga omnes at the time of the Promissory Seller’s Exit (hereinafter referred to as the “Shares Subject to Option”) on a pro rata basis to the shares each of them may hold in the Matchmind Group at the time of the Promissory Seller’s Exit. The Promissory Seller shall likewise undertake to sell all the Shares Subject to Option free from any encumbrances and liens, along with any entitlements that are inherent to full ownership (hereinafter referred to as the “Purchase Option”), and the Beneficiaries accept the Purchase Option. The terms and conditions of the Purchase Option are set forth below:
(a)	The Purchase Option may be exercised by all or part of the Beneficiaries on a pro rata basis to the shares each of them may hold in the Matchmind Group at the time of the Promissory Seller’s Exit on all the Shares Subject to Option at any time from the moment the Promissory Seller’s Exit comes about to the moment the Promissory Seller acquires all the shares in the Matchmind Group.

(b)	The Promissory Buyer shall immediately give notice to the Matchmind Group Companies of the Promissory Seller’s Exit, so that they are duly notified of the granting of the Purchase Option to the Beneficiaries and it shall be duly annotated in the relevant Partner Registry for the purposes of its efficacy as a right in rem erga omnes.

(c)	Should the Purchase Option be exercised, the purchase price of each of the Shares Subject to Option shall be equivalent to the book value of said shares, construed as the book value of the Matchmind Group Companies’ equity.

(d)	The price of the Shares Subject to Option resulting from the stipulations set forth in the foregoing section shall be paid by the Beneficiary on the acquisition date by means of a banker’s draft.

(e)	In order to execute the Purchase Option, it shall be enough for the Beneficiary to irrefutably require the Promissory Seller to execute the sale of a number of Shares Subject to Option proportional to the shares the Beneficiary holds in the Matchmind Group at the time of the Exit before a Madrid Notary Public on the date and in the place the Beneficiary may designate (hereinafter referred to as the “Requirement”). The Requirement shall include the purchase price of the Shares Subject to Option calculated in keeping with the stipulations set forth in paragraph (c) and the documents that justify the calculation thereof. The Requirement shall be served by any means that can leave irrefutable proof thereof fifteen (15) days in advance.

(f)	The costs corresponding to the relevant public instrument of purchase and sale shall be incurred in equal parts by the Promissory Seller and the Beneficiary.

(g)	Any Beneficiaries that have exercised the Purchase Option shall be entitled to an increase concerning the Shares Subject to Option that have not been acquired by one or several of the Beneficiaries when exercising the Purchase Option.
Should all or some of the Beneficiaries not exercise their Purchase Option on the Shares Subject to Option, the Shares Subject to Option not sold when exercising the Purchase Option may be acquired by the Promissory Buyer under the same terms and conditions obtained by the Beneficiaries, as long as they are not acquired by the Beneficiaries that have exercised their Share Option by virtue of their entitlement to an increase.

9.1.2	Should the Promissory Seller’s Exit come about as a result of: (i) the voluntary termination by any of the Matchmind Group Companies or the Promissory Buyer of the trade relationship linking them to the Promissory Seller; (ii) the termination by the Promissory Seller of the trade relationship that links him with any of the Matchmind Group Companies or the Promissory Buyer for reasons imputable to any of the Matchmind Group Companies or the Promissory Buyer; (iii) the Promissory Seller’s dismissal ruled to be unfair or null and void; (iv) the extinction of the Promissory Seller’s employment contract at the request of the Promissory Seller due to the causes set forth in Article 50 of the Workers’ Statute (Estatuto de los Trabajadores) when a court ruling states that such an extinction may proceed; (v) collective dismissal or (vi) the extinction of the Promissory Seller’s employment contract due to force majeur, the stipulations set forth herein shall continue to have effect and hence the irrevocable undertakings to buy and sell taken on the Parties shall remain in effect.
10.	BREACH OF THE OBLIGATIONS CONCERNING SELLING AND/OR BUYING
10.1	Should the Promissory Seller or the Promissory Buyer breach any of their obligations concerning the sale and transfer or the purchase and acquisition of all of the shares, the Promissory Seller and the Promissory Buyer mutually agree that, in addition to any damages that may arise from such a breach and the possibility of demanding the mandatory performance of the Agreement, the party in breach shall be obliged to pay a voluntarily accepted and negotiated penalty, which cannot therefore be moderated, amounting to ONE HUNDRED THOUSAND EUROS (100,000) should the party in breach be the Promissory Seller, or a penalty amounting to TWO HUNDRED THOUSAND EUROS (200,000) should the party in breach be the Promissory Buyer.
10.2	By virtue of this Agreement, should the Promissory Seller breach any of the obligations set forth herein concerning the sale and transfer of all the Shares, the Promissory Seller shall grant to the Promissory Buyer a special irrevocable power of attorney as wide-ranging as may be necessary under the Law, so that the Promissory Buyer may perform all the necessary actions to execute the purchase and sale of the Shares on behalf of the Promissory Seller even if it should fall into the legal definition of self-dealing (and even if it could lead to a conflict of interests), and more specifically so as to be able to execute the Purchase and Sale Agreement after prior payment of the Price or its consignment before the Notary authorizing the Purchase and Sale Agreement. This power of attorney that the Promissory Seller shall grant to the Promissory Buyer shall be construed as irrevocable and shall remain in effect until the sale and transfer of all the Shares is finalized. The unilateral withdrawal of this power of attorney by the Promissory Seller shall not have any effect whatsoever.

11.	MAKING THE AGREEMENT PUBLIC AND TAXES
11.1	This Agreement shall be made public immediately after its execution by the Parties by the Notary Public chosen for such a purpose by the Promissory Buyer. Any expenses arising from such shall be incurred by the Promissory Buyer.
11.2	Any taxes that may result from entering into and executing this Agreement and the operations set forth herein shall be incurred by the Party as set forth by the Law.

12.	NOTICES
12.1	Any notices arising from this Agreement to be considered valid shall be served by facsimile service between public bureaus (known in Spanish as burofax) or by any other written means that would leave proof of reception and the contents thereof to the following addresses or any other addresses of which either of the Parties may give the other notice.
12.1.1	Notices to the Promissory Seller:

To the attention of Mr./Ms. to the address appearing on the public instrument by virtue of which this Agreement is made public.

12.1.2	Notices to the Promissory Buyer:

To the attention of Mr. José Ignacio del Barrio

Address: Valgrande, 6

28108 Alcobendas (Madrid)

Fax: 917147003

E-mail: jibarrio@telvent.abengoa.com

With copy to Mr. Juan Picón García de Leániz

Address: DLA PIPER

Paseo de la Castellana, 35

Madrid 28046

Fax: 91 319 19 40

E-mail: juan.picon@dlapiper.com
13.	CONFIDENTIALITY
13.1	Apart from the press releases dealing with this Agreement to be issued in accordance with the regulations that may apply to either of the Parties, the Parties hereby agree to keep this Agreement confidential, along with its purpose, terms and conditions and the documents and information derived from it. Hence, the Parties may not disclose any of this Agreement’s aspects to any individual other than their employees taking part in the transaction or whoever may professionally take part in the Agreement in his/her capacity as a legal, accounting, financial or other kind of expert, unless the Parties are required to disclose it by any regulatory, inspection or supervisory body or the courts.
13.2	The Parties shall notify their employees or advisors of the obligation of confidentiality agreed upon hereby and make every effort to ensure they observe it.

13.3	In the case of press releases and commercial advertising or similar, on whatever media they may be released, the Parties shall have to obtain prior written consent from the other concerning their contents before issuing or broadcasting them.

14.	ASSIGNMENT OF RIGHTS
14.1	Neither Party may assign their rights and obligations pursuant to this Agreement or subrogate its legal position, either wholly or partially, to a third party without the other Party’s prior express written consent.
14.2	The Promissory Buyer may wholly or partially assign its rights and obligations arising from this Agreement or subrogate its contractual position to any companies forming part of the business group whose parent company, as this term is defined in Article 4 of the Stock Market Law (Ley del Mercado de Valores), is Televent Git, S.A. as a guarantee for the Promissory Seller without any requirement other than giving the other Party prior notice of such assignment or subrogation.
14.3	For the purposes of this Agreement, only those assignments or subrogations shall be valid in which the assignee or the party to which the contractual position is subrogated expressly accepts the terms and conditions of this Agreement and undertakes all the rights and obligations arising thereof in replacement of the assignor or subrogator, in addition to complying with the provisions set forth in sections 14.1 and 14.2 above.

15.	GENERAL PROVISIONS
15.1	No modifications to this Agreement, including those made to this Clause, shall be valid unless they are in writing and signed by a duly authorized representative of each of the Parties.
15.2	Any omission or delay in exercising any right or action set forth herein shall not constitute a wavier of said right or action, or a waiver of any other rights or actions. Individually or partially exercising any right or action shall not impede exercising the subsequent right or action, or exercising any other right or action.

15.3	Calculating the deadlines and periods set forth herein shall be done in the following manner:
15.3.1	Those set forth in days to be calculated from a specific date shall exclude the latter from the calculation and shall commence on the following day.

15.3.2	Should the periods and deadlines be set forth in months or years, they shall be calculated from date to date. Whenever there is no equivalent to the initial date of calculation in the month of expiration, it shall be construed that the period or deadline expires on the last day of the month.

15.3.3	Except when otherwise indicated, calculating any deadlines and periods set forth in days shall be construed to exclude bank holidays in Madrid, the capital of Spain.

15.4	This Agreement constitutes the only complete Agreement between the Parties concerning its purpose and it annuls and leaves without effect any other prior agreements dealing with the same matter, except for the Framework Agreement.
15.5	Should any competent jurisdiction or arbitration tribunal declare any Clause in this Agreement null and void, invalid or ineffective, the Parties hereby agree to negotiate in good faith the modification of said Clause only in as far is it is necessary for the Agreement and so that the said Clause is legal, valid and effective and in such a way so that it faithfully reflects the Parties’ original intention. In any event, should any Clause in this Agreement be null and void, invalid or ineffective, it shall not in any way affect the legality, validity and effectiveness of the other Clauses contained in the Agreement.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Agreement shall be governed by and interpreted in accordance with common Spanish law.
16.2	The Parties hereby expressly waive any jurisdictional privileges they may enjoy and agree to submit any disputes and disagreements that could arise concerning the interpretation, fulfillment or performance of this Agreement to the jurisdiction of the courts of the city of Madrid.

     IN WITNESS WHEREOF, the parties have hereunto set their hand in the place and on the date first mentioned above.

The Promissory Seller

Mr./Ms.

The Promissory Buyer

TELVENT OUTSOURCING, S.A.

/s/ José Ignacio del Barrio Mr. José Ignacio del Barrio	/s/ Ana María Plaza Arregui Ms. Ana María Plaza Arregui

ANNEX 1
PROMISSORY SELLER’S SHARE
IN THE MATCHMIND GROUP

Shares of Matchmind Holding, S.L.
Shareholder	Number of shares	Shares numbered from to (both included)

Carlos Delgado Suárez	10,492	100,493	100,570
		113,069	113,138
		113,167	123,509

Carsa Consultores	1,264	101,188	102,450

Cardel Consultores	11,965	100,001	100,492
		173	192
		86,001	96,000
		1	1,149
		49,009	49,312

Raquel Tuduri García	9,671	193	200
		96,001	100,000
		49,313	49,875
		100,571	101,187
		113,139	113,166
		123,510	127,965

José Luis Molina Zamora	2,162	102,451	103,611
		129,056	130,056

Margarita Fernández Gutiérrez	2,162	104,773	105,932
		131,058	132,058

Antonio Luis Gálvez Fernández	2,162	103,612	104,772
		130,057	131,057

Marcos de Miguel Pagazaurtundua	2,066	105,933	107,042
		132,059	133,014

José Luís Rodríguez de Andrés	1,810	107,962	108,932
		133,808	134,645

Miguel Larruscain Caballero	1,810	108,933	109,904
		134,646	135,483

Francisco Javier Sotillos Bermejo	196	109,905	110,009
		135,484	135,573

Jorge Pereira Hernández	857	110,010	110,324
		135,574	136,115

Ignacio Rubio Laseca	1,712	110,325	111,243
		136,116	136,908

Javier Miguel Fernández	196	111,244	111,348
		136,909	136,998

José Ignacio de las Llanderas García	705	111,809	112,026
		137,396	137,881

Mariano García Gutiérrez	705	112,027	112,245
		137,882	138,368

Francisco Javier Álvarez Merino	705	112,246	112,463
		138,369	138,855

Iñigo Barrón Ibeas	1,712	107,043	107,961
		133,015	133,807

Arón Ramson	857	111,349	111,808
		136,999	137,395

Enrique Sánchez	1,090	127,966	129,055

Rosa García González	412	140,917	141,328

Ramón Damián de Cózar Mena	412	140,092	140,503

Juan Solana	412	140,504	140,916

Enrique Serrano	412	138,856	139,267

José Manuel Fernández de Oliva	412	139,268	139,679

José Carvajal Martínez	412	139,680	140,091

ANNEX 6.2
SELLER’S STATEMENTS AND GUARANTIES
As regards each of the Companies of the Matchmind Group, the Seller makes the following Statements and Guaranties to the Buyer:
1.	SELLER’S CAPACITY

1.1	The Seller has the full legal capacity to act and enter into this Agreement and perform his obligations on his own behalf and that this capacity is not limited by any legal provision, court ruling, arbitration award or agreement.

1.2	The Seller has carried out all the actions and obtained all the authorizations, permits, consent and approvals necessary to enter into and fulfill this Agreement and thereby convey ownership of the Shares without requiring any further consent, authorizations or permits for such an end. The entering into and fulfillment of this Agreement by the Seller does not breach any rules, undertakings or agreement adopted or signed by him.

2.	COMPANIES OF THE MATCHMIND GROUP

2.1	Shares
2.1.1	Either directly or indirectly, the Seller is a partner of the Companies of the Matchmind Group . The capital stock of each of the Companies of the Matchmind Group is shown in Appendix 2.1.1 attached hereto, as are the direct or indirect stakes that the Seller holds in each one of them.

2.1.2	The Companies of the Matchmind Group do not possess any treasury stock, nor do they hold any shares or stake, or any profit sharing or other forms of participation, either directly or indirectly, in any other company, association, joint venture, joint account or associative structure in the broad sense of the word, nor do they have the obligation to acquire any interest or shareholding whatsoever in another company, association, joint account or associative structure, except the provisions set forth in Appendix 2.1.2.

2.1.3	The shares into which the capital stock of each of the Companies of the Matchmind Group is divided and that belong to the Seller are free of any charge, lien, claim or third-party rights of any kind. There are no options, charges, pledges or other forms of guaranty, rights in rem, encumbrances or liens, constraints, claims, agreements, retaining rights or privileges (except those laid down in the bylaws) affecting the Seller’s Shares in the Companies of the Matchmind Group, and there is no type of agreement, other than those contained in the Framework Agreement, affecting the Shares in the Companies of the Matchmind Group or any that might grant any person or entity, now or in the future, the right to convert into, subscribe or acquire shares in the Companies of the Matchmind Group or to make the conversion, subscription or acquisition of shares in the Companies of the Matchmind Group obligatory, or to oblige the Seller or the Companies of the Matchmind Group to acquire or sell shares in the Companies of the Matchmind Group.
2.1.4	The legal instruments by virtue of which the Seller acquired the Shares grant valid title to and ownership over the Shares to the Seller and have not been challenged by another third party and fully comply with any laws that may apply and corporate bylaws of the Companies of the Matchmind Group.
2.2	Corporate Matters regarding the Companies of the Matchmind Group
2.2.1	The Companies of the Matchmind Group have been duly incorporated and registered in the Companies Registers corresponding to their registered addresses, they are existing companies pursuant to the Spanish legal system and fulfill the requirements of a legal nature demanded by the regulations which are applicable to them as regards their corporate purpose.

2.2.2	All the corporate books, registries, accounting and tax books that the Companies of the Matchmind Group are obliged to keep are duly legalized, updated and kept in accordance with the applicable legal requirements in a proper and coherent manner, and they contain exact, complete and reliable records of all the matters that such books should cover.

2.2.3	The sharing-out of any profits, reserves or funds has not been distributed or agreed upon by the Companies of the Matchmind Group, nor has any payment or any right been paid or produced or agreement for the payment of dividends charged against the corporate year ending on December 31, 2006 or for the payment of dividends on account charged against the corporate year in process, nor is there any other form of remuneration in favor of the Seller, previous partners or members of the respective governing bodies, except the corporate operations set forth in the Framework Agreement.

2.2.4	None of the Companies of the Matchmind Group have declared their winding-up, merger or splitting up. The Companies of the Matchmind Group are not involved in any bankruptcy proceedings nor are they involved in any of the situations of insolvency set forth in Article 2 of the Bankruptcy Law (Ley Concursal), nor have they incurred in any legal reason for winding up.

2.2.5	No corporate resolutions have been taken by the Companies of the Matchmind Group nor have agreements been reached with third parties that would force capital reductions, nor are the Companies of the Matchmind Group in any situation as regards their wealth which would make a capital reduction or their winding up compulsory pursuant to prevailing legislation.

2.2.6	No action amending the corporate structure of the Companies of the Matchmind Group, that is to say in general terms, its capital stock, governing bodies or corporate bylaws is pending registration, nor is any other action that must be thus registered, except the corporate operations set forth in the Framework Agreement. None of the Companies of the Matchmind Group are in a situation of closing down in the Companies Register.

2.2.7	All the rights and obligations of the holders of the shares in the Companies of the Matchmind Group for such items are set forth in the Framework Agreement, as are their corporate bylaws, and no rights, obligations or undertakings of any kind whatsoever exist beyond them, except as set forth in Appendix 2.2.7.

2.2.8	The Companies of the Matchmind Group have the necessary and sufficient capacity to act in order to hold full ownership over their assets of all kinds and to perform the activities of their own businesses and trade in the same way as these are currently taking place.
2.3	Management the Companies of the Matchmind Group
2.3.1	Appendix 2.3.1 contains a list of the members of the governing bodies of the Companies of the Matchmind Group, including their date of appointment, duration of office and distribution. None of the members of the governing bodies of the Companies of the Matchmind Group are entitled to any remuneration, even in the event of being relieved of office or retirement.

2.3.2	The Companies of the Matchmind Group have not granted any more general powers of attorney or any other kinds of powers of attorney to perform any operations on their behalf or to bind the Companies of the Matchmind Group in any way whatsoever other than those set forth in detail in Appendix 2.3.2. All the powers of attorney granted by the Companies of the Matchmind Group have been duly registered in the Companies Register, except the general powers of attorney for litigation and those pending registration set forth in Appendix 2.3.2.
3.	FINANCIAL AND ACCOUNTING REPORTING OF THE COMPANIES OF THE MATCHMIND GROUP

3.1	The annual account of the Companies of the Matchmind Group as of December 31, 2006 and their financial statements as of as of June 30, 2007 (all jointly referred to hereinafter as the “Accounts”) are attached hereto as Annex 3.1.

3.2	The Accounts:
3.2.1	The Accounts have been drawn up by the Companies of the Matchmind Group pursuant to the provisions set forth in the applicable legislation and according to generally accepted accounting principles in Spain.

3.2.2	They are exact and truthful in every respect and in keeping with any applicable laws and regulations.

3.2.3	They fully reveal asset and liability elements as well as the financial undertakings existing on the dates and in the periods to which they refer, without containing any statement or omitting any fact which may lead to an error concerning the wealth or the results of the Companies of the Matchmind Group.

3.2.4	They show a reliable image of the wealth, financial situation and results of the Holding Companies and of the Companies of the Matchmind Group. More specifically, the Companies of the Matchmind Group do not have liabilities, debts or obligations that do not appear in the Accounts.
3.3	The Companies of the Matchmind Group have been duly filing their annual accounts at the Companies Register pursuant to prevailing legislation.

3.4	There are no liabilities, losses, contingencies or contractual obligations of the Companies of the Matchmind Group, whatever their nature may be, whether absolute, due, contingent or of any other kind whatsoever, other than the liabilities and obligations that are fully shown, due and, in the Seller’s judgment, provisioned for in the Accounts. Additionally, the relevant reserves are suitable and reasonable.

3.5	There is no amount pending collection or payment by the Companies of the Matchmind Group that has become due and remains outstanding, except for those reflected in the Accounts.

3.6	During the period spanning between the Date of the Annual Accounts and the Date of Execution of the Purchase and Sale Agreement:
3.6.1	The Companies of the Matchmind Group have not undertaken any obligation or liability that is not duly entered or provisioned for in the Accounts, with the exception of those arising from the ordinary course of their businesses under market conditions.

3.6.2	The Companies of the Matchmind Group have not sold, assigned, leased or in any other way divested or subjected to charges or liens any of their tangible or intangible assets or shares in them, except for the sales made during the ordinary course of their businesses under market conditions, which are broken down in Appendix 3.6.2.

3.6.3	The Companies of the Matchmind Group have not purchased or agreed to purchase any other asset, except in the ordinary course of business.

3.6.4	The Companies of the Matchmind Group have not paid off any financial debt in advance, granted guaranties or modified the terms or conditions of those already existing, lent money nor advanced payments to third parties, including the Seller, former partners or members of the respective governing bodies, nor have they entered into any credit or loan agreements, except the loan contract entered into by Matchmind Holding and the Banco Español de Crédito, S.A., which matures on October 24, 2007, and is referred to in Appendix 3.6.2.

3.6.5	The Companies of the Matchmind Group have not suffered negative consequences to their financial situation, any loss, or any adverse change in the results of their operations, businesses or assets.

3.6.6	The Companies of the Matchmind Group have not breached any of the agreements, contracts or insurance policies to which they are a party.

3.6.7	The Companies of the Matchmind Group have not cancelled any loans or waived the right to claim them from third parties, apart from the cancellation of the loan agreement entered into by Matchmind Holding and Banco Español de Crédito, S.A. on the date of maturity October 24, 2007 referred to in Appendix 3.6.2.

3.6.8	The Companies of the Matchmind Group have not suffered any industrial relations disputes or any other circumstance having an negative effect upon their business, assets or the results of their operations.

3.6.9	The Companies of the Matchmind Group have not suffered or effectuated any contracting, dismissals or amendments to the working conditions of the employees of the Companies of the Matchmind Group, whose remuneration (including basic salary, remuneration in kind, bonuses, and any other items) amounts to forty thousand Euros (€ 40,000) or more. They have not increased or agreed to increase the earnings or set up benefits of any type to be paid to board members, executives or employees of the Companies of the Matchmind Group, or made any changes to the employment contracts of their board members for the provision of services to the Companies of the Matchmind Group, except for any changes required by the Law or by applicable collective bargaining agreements.
3.6.10	In the Seller’s judgment, none of the main customers of the Companies of the Matchmind Group have terminated or substantially reduced their business relationships with the Companies of the Matchmind Group or changed the commercial terms in a way that would be disadvantageous to the Companies of the Matchmind Group.

3.6.11	In the Seller’s judgment, none of the main suppliers of the Companies of the Matchmind Group have terminated or substantially reduced their supplies to them or changed their commercial terms in a way that would be disadvantageous to the Companies of the Matchmind Group.

3.6.12	Except the change of controlling interest of its shareholding structure, the business activity of the Companies of the Matchmind Group is being performed as normal and no change has occurred that might substantially affect the economic, trading or financial situation of the Companies of the Matchmind Group, of their workers, of any of their activities, or of any of their assets, liabilities, businesses or projects, nor have the Companies of the Matchmind Group taken on any undertakings that may lead to any such consequences.

3.6.13	The Companies of the Matchmind Group have not performed any operations beyond their normal activity and trade, apart from those indicated in Appendix 3.6.2.
4.	ASSETS

4.1	Real Property
4.1.1	The Companies of the Matchmind group do not own any real property.

4.1.2	The Companies of the Matchmind Group are a party, as tenants, to the rental agreements listed in Appendix 4.1.2 attached hereto. The aforementioned agreements are currently in effect and the Companies of the Matchmind Group are fulfilling all their obligations arising from such agreements. They have not subleased such real property. The execution of the Agreement and/or the transfer of the Seller Shares will not produce any modification whatsoever to the main clauses of the aforementioned rental agreements (for instance, including but not limited to the rents agreed upon thereby).
4.1.3	All the real properties listed in Appendix 4.1.2 are:
(a)	in a good state of repair and suitable for the purpose to which they are destined and are properly maintained;

(b)	in compliance with all national, regional and local regulations that may apply, particularly including any regulations concerning health and safety and working conditions. They also comply with building, environmental, urban planning and zoning regulations, more specifically, building permits have been obtained for each of the buildings, along with any trading, opening, operating and initial occupation licenses that may be needed.

(c)	are not contaminated in any way that might give rise to third-party claims or any other claims grounded on any law or other regulations.
4.2	Movable Property
4.2.1	The Companies of the Matchmind Group hold valid title over all the movable property they use during the ordinary course of their businesses, specifically including: data processing equipment, furniture, motor vehicles, machinery and any other tangible assets. These are free from any mortgages, pledges, charges, liens, attachments, third-party rights or any other similar constraints, except the provisions set forth in Appendix 4.2.1.

4.2.2	Apart from normal wear and tear arising from the use of such assets, all the machinery and equipment employed by the Companies of the Matchmind Group is in a good state of repair and maintenance and in satisfactory working condition. Such machinery and equipment may be properly used for the purpose for which it was designed and for which it has been used by the Companies of the Matchmind Group.
5.	AGREEMENTS
5.1.1	The Companies of the Matchmind Group are up-to-date with the fulfillment of the contracts, agreements and undertakings to which they are a party with third parties. They have not received notice that any of these third parties will cancel such agreements, contracts or undertakings. No claims have been brought against them and they have no knowledge that any such claims may be brought as regards these agreements arising from a breach committed by the Companies of the Matchmind Group.

5.1.2	In the Seller’s judgment, execution of the Agreement and/or the transfer of the Shares:

(a)	will not lead to any breach or cancellation of any contracts, agreements or undertakings entered into or executed by the Companies of the Matchmind Group; and

(b)	will not lead to any amendments to the main clauses of any contracts, agreements or undertakings entered into or executed by the Companies of the Matchmind Group.
5.1.3	The Companies of the Matchmind Group are not a party to any financing agreement of any kind with credit or financial institutions or with other individuals or legal persons, apart from those set forth in Appendix 5.1.3 attached hereto. The Companies of the Matchmind Group have fulfilled all the obligations that they have undertaken pursuant to such agreements. No claims have been brought against them and they have no knowledge that any such claims may be brought as regards such agreements arising from a breach by Companies of the Matchmind Group.

5.1.4	The Companies of the Matchmind Group are not party to nor are they obliged by any kind of surety, guaranty or counter-guaranty, other than those listed in Appendix 5.1.4 attached hereto.

5.1.5	All the agreements entered into by the Companies of the Matchmind Group having a value exceeding five hundred thousand Euros (€ 500,000) and/or a term in excess of twelve (12) months (the “Materials Agreements”) are listed in Appendix 5.1.5 attached hereto.

5.1.6	The Materials Agreements:
(a)	Contain all the services and works effectively provided or to be provided by the Companies of the Matchmind Group or their counter-parties, as appropriate.

(b)	Have been executed under normal market conditions.

(c)	Fall within the corporate purpose and normal trade of the Companies of the Matchmind Group.

(d)	Are valid, binding and enforceable in accordance with their own terms and conditions and are fully in effect, without any of the parties having breached any of their substantial obligations.

(e)	Do not breach any law or regulation.

(f)	To the Seller’s best judgment, it is unlikely that a loss would result from their consummation or performance.

(g)	Contain termination clauses that are reasonable and usual for the type of operations and activities to which they refer, and do not include any change of controlling interest clause.

5.1.7	The Companies of the Matchmind Group are not pending the execution of any Materials Agreements, other than those listed in Appendix 5.1.5.

5.1.8	No service agreements or any of any other nature exist, whether they have been executed in writing or not, with the Sellers or with the administrators of the Companies of the Matchmind Group, or with entities or persons related to them, or any that may be construed as being related parties in accordance with article 127 ter.5 of the Revised Text of the Corporations Law (Texto Refundido de la Ley de Sociedades Anónimas).

5.1.9	The Companies of the Matchmind Group have not entered into any agreement or maintained any legal relationship with any third parties that could be regarded as an agency relationship or that may give rise to an entitlement to any kind of compensation for its customer base upon the termination of the relevant legal relationship.
6.	INSURANCE

6.1	The Companies of the Matchmind Group have taken out or are beneficiaries of the insurance policies that are described in Appendix 6.1 attached hereto. The aforementioned policies cover the minimum levels as required by the Law, any Collective Bargaining Agreements that may apply or any contractual provision currently in effect.

6.2	The insurance policies mentioned in the foregoing paragraph provide, in the Seller’s judgment, sufficient coverage for the proper performance of the business of the Companies of the Matchmind Group. All the premiums and other payments arising from such policies have been duly paid on their relevant due dates, and no claims have arisen before the execution of this Agreement which have yet to be notified to the relevant insurance company or whose coverage has yet to be accepted by such insurance companies.

6.3	To the Seller’s best judgment, the insurance companies of the Companies of the Matchmind Group do not have the intention to cancel the aforementioned policies, aim to abnormally increase the premiums or impose any other additional conditions that would significantly amend the contracting conditions.

6.4	The Companies of the Matchmind Group have not filed any claims before their insurance companies over the last three (3) years concerning which the insurance companies have rejected paying the relevant compensation, except as set forth in Appendix 6.4. The Companies of the Matchmind Group currently have no outstanding claims by virtue of the policies taken out.

7.	LICENSES, AUTHORIZATIONS AND PERMITS

7.1	The Companies of the Matchmind Group hold the administrative licenses, authorizations and permits of any kind (duly obtained and fully in effect) that may be required to perform their business in the way in which it is currently being performed.

7.2	Concerning such administrative licenses, authorizations and permits:

7.2.1	They have been complied with and are currently being complied with and all the necessary enforceable measures and resources have been implemented for an orderly businessman to fulfill all the terms, conditions, objectives and deadlines applicable to the Companies of the Matchmind Group, whether they arise from the applicable regulations or from any other administrative resolutions, licenses, authorizations and permits or any kind or undertakings taken on with the Public Administrations.

7.2.2	None of the conditions mentioned in paragraph 7.2.1 above have been breached.

7.2.3	The purchase and sale of the Shares will not place at risk, in the Seller’s judgment, the fulfillment of any of the conditions set forth in paragraph 7.2.1 above.
7.3	The Companies of the Matchmind Group have at their disposal all the permits, town-planning licenses and administrative authorizations necessary for the use of the property and the facilities in which they carry out their activities, as well as for the performance of such activities at the aforementioned sites just as they are currently being performed.

7.4	Pursuant to the foregoing, in the Seller’s judgment, the total, partial, temporary or definitive closing down of the facilities in which the Companies of the Matchmind Group carry out their activities is unlikely, as is the temporary suspension or definitive termination of such activities, or the cancellation or withdrawal of the authorizations, licenses, authorizations or administrative permits of any kind obtained by the Companies of the Matchmind Group. Neither can the imposition of any kind of penalties by the Public Administrations be expected nor can it be expected that the competent administrative authorities will request any additional work to be carried out at such facilities. It is likewise highly unlikely that summons will be served to obtain town-planning or business licenses or licenses of any other kind for the existing facilities.
8.	TAXES
8.1	For the purposes of this Annex, “Tax” or “Taxes” shall be construed to mean any national, provincial, regional, municipal or foreign tax on any earnings, payments, corporate operations, capital, franchises, added value, sales, use, transfer, stamp duty, paychecks, withholdings, movable property, real property, or any other tax, charge or levy and the corresponding interest, surcharges, sanctions, fines or penalties, as appropriate.

8.2	The Companies of the Matchmind Group (jointly referred to, for the purposes of this Clause 8, as the “Taxpayers”) have fully and duly fulfilled, in the Seller’s judgment, their tax obligations of all sorts and have paid all the Taxes that they were obliged to pay.

8.3	The Taxpayers are properly registered at all the competent tax administrations and keep copies of all the tax returns filed before the tax authorities with the corresponding registration stamp, along with the originals of all the supporting documents as well as all the necessary books that may be required at any time by prevailing tax regulations concerning all the tax periods still open for inspection.

8.4	The Taxpayers have invoiced all the income attributable to them in a correct, complete and truthful fashion, and have likewise passed on the corresponding VAT (or indirect tax that may apply).

8.5	The Taxpayers have filed any tax returns required by Law (whether for taxes due or for a tax refund) within the relevant deadlines and have duly filled them out prior and up to the Date of the Execution of the Purchase and Sale Agreement. In addition, such tax returns are true, correct and complete. The Taxpayers have properly applied the tax regulations having to do with the imputation, valuation and classification of income and expenses that may be imputable to the Companies of the Matchmind Group.

8.6	All the Taxes the Taxpayers are obliged to withhold or deposit on account have been duly withheld or deposited on account and, to the extent that is necessary at the time of their payment, have been duly declared and paid to the competent tax administration.

8.7	The tax administration has not required the Taxpayers payment for surcharges for tax payments beyond their respective deadlines. Nor has it imposed any kind of late-filing penalty or surcharge on them, whether as a result of their own actions or of administrative delays.

8.8	The Taxpayers have made the necessary provisions, whenever necessary, by correctly applying the General Chart of Accounts as regards the Taxes due in tax periods prior to or within the tax period coinciding with the Date of the Execution of this Agreement that have to be paid in advance.

8.9	None of the Taxpayers have requested a postponement or splitting of the Tax payments or Tax offsetting. Likewise, no notice from the tax administrations has been served granting such postponements, splitting or offsetting.

8.10	As regards tax periods that are still open to inspection concerning the Taxes that may apply to the Taxpayers, no kind of interruption, extension, waiver or restraint of the statute of limitations thereof has come about from either the Taxpayers or the competent tax authorities.

8.11	No binding resolution has been issued by the tax administration upon the Taxpayers’ request pursuant to Article 107 of the General Tax Law (Ley General Tributaria), nor has any application for a binding ruling been filed by the Company or its Subsidiaries that is still pending resolution, except as per Appendix 8.11 attached hereto.

8.12	None of the Taxpayers is currently subject to any kind of inspection or other administrative action aimed at checking and investigating their tax situation and no notice has been served concerning the commencement of or concerning such an inspection or, in general terms, about any such actions. None of the Taxpayers been given notice of any administrative action arising from their liability.

8.13	There are no ongoing administrative or court claims or appeals, nor has notice of any or the intention of bringing such claims been received as regards tax returns, the payment or non-payment of Taxes or, in general terms, regarding any other tax matter.

8.14	No charge, lien or attachment exists over the Taxpayers’ assets arising from any breaches (or alleged breaches) in the filing of returns, settlement or payment of any Tax.

8.15	The Seller expressly guaranties that it will hold the Buyer harmless, under the terms and conditions set forth in the Purchase and Sale Agreement, from any damages that may arise to the Taxpayers as a consequence of unfavorable firm rulings in litigation, claims and appeals of any kind concerning tax matters whose cause lies before the Date of the Execution of the Purchase and Sale Agreement.
9.	ASPECTS CONCERNING EMPLOYMENT, SOCIAL SECURITY, OCCUPATIONAL HEALTH AND SAFETY AND PENSION PLANS
9.1	No pending employment claims exist against the Companies of the Matchmind Group concerning social security matters or the prevention of occupational hazards, nor are such Companies or the Seller aware of any facts or circumstances that might reasonably lead to an employment dispute or claim affecting them regarding such matters, except as set forth in Appendix 13.2.

9.2	The Companies of the Matchmind Group have fulfilled all their social security obligations and have paid all the contributions to Social Security System they are obliged to pay pursuant to prevailing provisions and their payments of any kind of Social Security obligations are up-to-date. The foregoing obligations have been settled pursuant to prevailing regulations.

9.3	The Companies of the Matchmind Group are up-to-date with the payment of salaries and any other consideration agreed upon as regards their employees. They have duly fulfilled all the obligations set forth in employment contracts, Collective Bargaining Agreements and prevailing legislation.

9.4	The Companies of the Matchmind Group have duly complied with prevailing regulations on the length of the working day, timetables and overtime.

9.5	The employees of the Companies of the Matchmind Group are professionally classified in accordance with the functions that they actually perform and with any legislation that may apply. Likewise, the employees of the Companies of the Matchmind Group have entered into the kind of employment contracts which are required by prevailing legislation, and no such contracts have been entered into that infringe the Law.

9.6	No applicable regulations on social security, occupational health and safety and the prevention of occupational hazards have been breached by the Companies of the Matchmind Group. There are no ongoing administrative investigations that may lead to penalties for such matters being imposed.

9.7	Appendix 9.7 attached hereto contains a lit of the whole workforce of the Companies of the Matchmind Group. Such list contains each employee’s gross annual earnings, seniority, employment category, type of employment contract and social benefits in either cash or in kind. The Companies of the Matchmind Group have no other employees other than those listed in the aforementioned Appendix nor does any person exist who is entitled to or may claim the existence of a work relationship for having provided services to the Companies of the Matchmind Group.

9.8	As regards the workforce of the Companies of the Matchmind Group, the Seller hereby states that:
9.8.1	there are no outstanding payments for any item (including those arising from overtime);

9.8.2	there are no workers’ or trade union representatives;

9.8.3	all the obligations required by prevailing legislation as regards their composition have been complied with; and

9.8.4	no worker is entitled to receiving compensation as a result of (i) a change of controlling interest, the termination of an employment contract or dismissal, whatever employment classification they may have, nor are there any golden handshake clauses of any kind other than those set forth prevailing legislation; and/or (ii) post contractual non-competition undertakings.
9.9	All the foreign employees hired by the Companies of the Matchmind Group have a valid work permit that is current pursuant to Spanish legislation, thereby allowing them to be legally employed by the Companies of the Matchmind Group.

9.10	There are no agreements in employment contracts entered into by the Companies of the Matchmind Group involving an increase in remuneration to come into effect after the Agreement is entered into over and above prevailing legislation.

9.11	Apart from what is indicated in Appendix 9.11, the Companies of the Matchmind Group have no obligations arising from retirement pensions, early retirement plans, profit sharing schemes, insurance, health care, formal or informal bonuses or any other incentives and compensation for employees or administrators, including stock options.

9.12	The Companies of the Matchmind Group have no outstanding obligations as regards former employees.

9.13	The Companies of the Matchmind Group have executed employment contracts by fully complying with the legal and regulatory requirements and in keeping with the purpose of the kind of contract used in each specific case. The clauses on the temporary nature of temporary employment contracts have been properly grounded pursuant to the regulations that may apply to each kind of contract. Internship, training and part-time contracts have been executed and performed by duly complying with the requirements on vocational training and internships.

9.14	The Companies of the Matchmind Group are not being provided or have been provided with professional or business services, even from interns, that could by their contents ground definitive administrative or court rulings that recognize employment rights for those providing such services or that could give rise to claims being brought against the Companies of the Matchmind Group on social security or salary matters.

9.15	All the contracting and subcontracting companies, along with Temporary Work Agencies from whom the Companies of the Matchmind Group have contracted the performance of works or services or have executed placement contracts have fulfilled their obligations pertaining to employment, Social Security and prevention of occupational hazard matters. In this regard, there are no facts in the relationship maintained with such contractors’ or subcontractors’ staff that could eventually give rise to the illegal assignment of workers.

9.16	The Companies of the Matchmind Group have complied with and are complying with any regulations regarding contracting from Temporary Work Agencies and, more specifically, all the placement contracts have been executed in the form, cases and circumstances authorized by prevailing legislation.
9.17	The Companies of the Matchmind Group have not been penalized for any breaches of employment legislation.

9.18	No industrial disputes, strikes or protests affecting the Companies of the Matchmind Group have taken place.
10.	INDUSTRIAL PROPERTY RIGHTS
10.1	All trade names, trademarks, patents, designs, domain names, copyrights, inventions, know-how, commercial rights, confidential information and any other kind of industrial and intellectual property rights (the “Intellectual and Industrial Property Rights”) used by the Companies of the Matchmind Group belong to them and are duly registered in their name or they are held in accordance with a valid instrument. Their use has not been the subject to a permanent or temporary license or assignment belonging to any third party and no such rights will expire before three months of this Agreement’s term have elapsed.

10.2	The Companies of the Matchmind Group are up-to-date with as regards any payments for any licenses, registration or renewal fees connected with the Intellectual and Industrial Property Rights. All the procedural steps required to ensure and protect any unregistered Intellectual and Industrial Property Rights belonging to the Companies of the Matchmind Group have been carefully followed.

10.3	The Companies of the Matchmind Group have not breached or are not breaching any Intellectual and Industrial Property Rights belonging to third parties, nor are there any outstanding or imminent claims in this regard.

10.4	As regards the software used during the ordinary course of business, the Companies of the Matchmind Group possess the necessary authorizations and licenses to lawfully and validly use such software products in the way and quantities with which they use them.
11.	DATA PROTECTION
11.1	The Companies of the Matchmind Group comply with all the regulations and applicable good practices as regards personal data protection, particularly those concerning data communications, orders for processing and security. They have conducted the necessary inspections of their databases containing personal data and maintain suitable security measures for such matters.

11.2	None of the Companies of the Matchmind Group have received any claims from people, nor have they been served with summons or have been inspected by any public administration concerning the processing of personal data or the fulfillment of such regulations.
12.	THE ENVIRONMENT
12.1	The Companies of the Matchmind Group comply with all prevailing regulations concerning the environment and no environmental contingencies exist which, according to such regulations, have led to or may lead to any administrative, court or out-of-court proceedings that could give rise to any kind of liability for such matters.
12.2	The Companies of the Matchmind Group hold all the necessary environmental licenses, permits and authorizations in order to perform their activities and have not received notices and are not aware of any reason for which such licenses might be withdrawn, suspended, cancelled or fail to be renewed.
13.	COMPLIANCE WITH THE LAW AND LITIGATION
13.1	The Companies of the Matchmind Group have performed their activities in compliance with any of laws and regulations applicable in Spain, as well as in any other country in which they may directly or indirectly be performing their business activities.

13.2	There are no ongoing, pending or potential lawsuits, actions, claims, disputes, court or administrative proceedings, arbitration, written charges, complaints or investigations affecting the Companies of the Matchmind Group, apart from those set forth in Appendix 13.2 attached hereto. The Companies of the Matchmind Group have no claims, nor are there any circumstances which might give rise to such lawsuits, actions, claims, disputes, court or administrative proceedings, arbitration, written charges, complaints or investigations which might affect the Companies of the Matchmind Group.

13.3	The Companies of the Matchmind Group have not breached any ruling, sentence, court order, arbitration award or any other court, administrative or arbitration ruling. They are likewise not undergoing any inspection or investigation by any governmental, national or local authority or administrative agency.
14.	SUBSIDIES
14.1	The Companies of the Matchmind Group have been the beneficiaries of the aid and subsidies appearing on the list in Appendix 14.1 attached hereto.

14.2	The Companies of the Matchmind Group have fulfilled all the requirements, conditions and objectives set forth in the resolutions awarding such subsidies and/or public aid.

14.3	The Companies of the Matchmind Group have no obligation to pay back any aid or subsidy received by any person or entity.
15.	EFFECT OF THE PURCHASE AND SALE OF THE SHARES
15.1	The entering into and the performance of this Agreement or any document granted or signed in connection with it:
15.1.1	does not conflict with or give rise to a cause for early termination, constitute a breach or require the consent of any third parties, or release such third parties from their obligations or grants them entitlement to cancel their obligations under any agreement, contract or obligation to which the Companies of the Matchmind Group are a party;

15.1.2	do not give rise to the administrative authorities of any tier of government imposing obligations on the Companies of the Matchmind Group; or

15.1.3	will not cause the terms and conditions of any agreement entered into by the Companies of the Matchmind Group to become less favorable for them.
16.	INFORMATION AND ABSENCE OF FALSE STATEMENTS
16.1	The information furnished to the Buyer by the Sellers and/or by the Companies of the Matchmind Group concerning this Agreement, including its Annexes and Appendixes and these Statements and Guaranties, does not contain any false and/or inaccurate statements and does not omit any facts that should have been included or that are necessary so that the Declarations and Guaranties are correct or do not lead to an error.

ANNEX 7.1
BUYER’S STATEMENTS AND GUARANTIES
The Buyer makes the statements and guaranties set forth below to the Seller:
1.	BUYER’S CAPACITY

1.1	The Buyer has the full legal capacity to act and to enter into this Agreement and to fulfill its obligations under it. Such capacity is not limited by any legal provisions, court decisions, arbitration awards or agreements.

1.2	The Buyer has performed all the actions and has obtained all the authorizations, permits, agreements or approvals necessary to enter into and perform this Agreement and to acquire the ownership over the Shares. No further agreements, authorizations or permits for such a purpose are required by the Buyer. The entering into and fulfillment of this Agreement by the Buyer does not breach any rules, undertakings or agreement adopted or signed by it.

ANNEX 8.1
FORM OF PURCHASE AND SALE
AGREEMENT OF SHARES
in the company(ies)
[               ]
By and Between
Mr.
And
Ms.
as the Sellers
and
TELVENT OUTSOURCING, S.A.
as the Buyer
DLA Piper
Paseo de la Castellana, 35
28046 Madrid, Spain
Tel.: +34913191212
Fax: +34913191940

TABLE OF CONTENTS

CLAUSE	PAGE
ANNEXES

This PURCHASE AND SALE AGREEMENT is entered into this                      in Madrid a BY AND BETWEEN:
(A)	Mr. , of legal age, married under , domiciled in , at , holder of National Identity Card number , and acting on his own behalf.

(B)	Ms. , of legal age, married under , domiciled in , at , holder of National Identity Card number , and acting on his own behalf.
Mr.                      and Ms.                     shall hereinafter be referred to as the “Sellers.”
AND:
(C)	TELVENT OUTSOURCING, S.A., a Spanish corporation with registered address in Seville at Calle Tamarguillo, 29, registered in the Seville Companies Register in Volume 2,062, Folio 213, General Section of the Companies Book, Sheet SE-20857, Entry 1, with Tax Identification Number A-41696097 (hereinafter referred to as “Telvent” or as the “Buyer”) and duly represented by Mr. José Ignacio del Barrio Gómez and Ms. Ana María Plaza Arregui in their capacity as the company’s joint power of attorney holders.
The Sellers and the Buyer shall hereinafter be individually referred to as the “Party” or jointly as the “Parties.”
RECITALS
I.	Whereas, the Sellers are the owners of the shares in the Matchmind Group set forth in Annex 1 attached hereto (hereinafter referred to as the “Shares”).The Matchmind Group is comprised of the following companies:
(a)	Matchmind Holding, S.L., a Spanish limited liability company incorporated on July 7, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 2,201 of his protocol files and registered in the Madrid Companies Register in Volume 20449, Folio 59, Section 8, Registration Sheet M-361697 (hereinafter referred to as “Matchmind Holding”).

(b)	Matchmind, S.L., a Spanish limited liability company incorporated on December 31, 2001 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 6086 of his protocol files and registered in the Madrid Companies Register in Volume 17,143, Folio 11, Section 8, Registration Sheet M-293668 (hereinafter referred to as “Matchmind”).

(c)	Matchmind Ingeniería de Software, S.L., a Spanish limited liability company incorporated on February 11, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 418 of his protocol files, corrected by the same Notary Public on February 27 2004 and registered in the Ávila Companies Register in Volume 109, Folio 63, Section 8, Registration Sheet AV-3497 (hereinafter referred to as “Matchmind Ingeniería”).

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Matchmind Holding, Matchmind and Matchmind Ingeniería shall hereinafter be jointly referred to as the “Companies of the Matchmind Group” or the “Matchmind Group.”
II.	Whereas, the Shares held by the Sellers in the Companies of the Matchmind Group are free from any encumbrances, liens or third-party rights.

III.	Whereas, on September 25, 2007 the Sellers and the Buyer, among others, entered into a framework agreement for the purchase of the Matchmind Group and its governance (hereinafter referred to as the “Framework Agreement”), which was modified by means of an addendum dated October 15, 2007, by virtue of which the following are to be governed:
(a)	The way in which control over the Matchmind Group will be taken over by the Buyer by purchasing from Mr. José Luis Galí Pérez and Mr. Manuel Galán Pérez (hereinafter referred to as the “Selling Partners”) the shares they hold in Galian 2002, S.L. and GD 21, S.L., companies which jointly control 84% of Matchmind Holding and 86% of Matchmind Ingeniería;

(b)	The corporate restructuring of the Matchmind Group, whose aim will be to ensure that the Matchmind Group parent company’s capital will directly or indirectly have the following structure of capital:

Partner	Percentage
TELVENT	58%
Management Team	40%
Mr. José Luis Galí Pérez	2%
Total	100%
(c)	The terms and conditions under which the Buyer may acquire 100% of the Matchmind Group’s capital by acquiring from Mr. José Luis Galí Pérez and the Management Team comprised of Mr. Carlos Delgado Suárez, Carsa Consultores, Cardel Consultores, Ms. Raquel Tuduri García, Mr. José Luis Molina Zamora, Ms. Margarita Fernández Gutiérrez, Mr. Antonio Luis Gálvez Fernández, Mr. Marcos de Miguel Pagazaurtundua, Mr. José Luís Rodríguez de Andrés, Mr. Miguel Larruscain Caballero, Mr. Francisco Javier Sotillos Bermejo, Mr. Jorge Pereira Hernández, Mr. Ignacio Rubio Laseca, Mr. Javier Miguel Fernández, Mr. José Ignacio de las Llanderas García, Mr. Mariano García Gutiérrez, Mr. Francisco Javier Álvarez Merino, Mr. Iñigo Barrón Ibeas, Mr. Arón Ramson, Ms. Rosa García González, Mr. Ramón Damián de Cózar Mena, Mr. Juan Solana, Mr. Enrique Serrano, Mr. José Manuel Fernández de Oliva and Mr. José Carvajal Martínez (hereinafter referred to as the “Management Team”) the direct and indirect shares they may hold in the Matchmind Group; and

(c)	The governance of the Matchmind Group Companies and the relationships among partners.
IV.	Whereas, on October 22, 2007 and pursuant to the stipulations laid down in the Framework Agreement, the Buyer and Sellers entered into a Promissory Purchase and Sale Agreement for the Shares (hereinafter referred to as the “Promissory Agreement”) by virtue of which the Sellers

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irrevocably undertook to sell the Shares they may either directly or indirectly hold or come to hold by virtue of any title in any of the Companies of the Matchmind Group free from any encumbrances, liens or third-party rights to the Buyer, which irrevocably undertook to buy them.

V.	Whereas, in fulfillment of the stipulations contained in the Promissory Agreement and subject to the provisions set forth therein, the Sellers and the Buyer have entered into this Purchase and Sale Agreement (hereinafter referred to as the “Agreement” or the “Purchase and Sale Agreement”), as they have reached agreement on the terms and conditions under which the purchase and share of the Shares should be executed, which shall be governed by the following:
TERMS AND CONDITIONS
1.	PURCHASE AND SALE

1.1	Subject to the terms and conditions laid down herein, the Sellers sell the Shares to the Buyer, who purchases them free from any encumbrances, liens and/or third-party rights through the purchase price set forth in Clause 2 hereunder as consideration.

2.	PRICE AND MEANS OF PAYMENT

2.1	The price of the purchase and sale of the Shares (hereinafter referred to as the “Price”) shall amount to Euros (€ ), which has been calculated, set and notice of which has been given by the Buyer to the Sellers pursuant to the provisions set forth in Clauses 4 and 5 of the Promissory Agreement.

2.2	The Price is paid by the Buyer to the Sellers in this act by means of a wire transfer to bank account number opened by the Sellers at . The Sellers issue irrefutable receipt of payment to the Buyer in this act for the Price thus received.

3.	SELLERS’ OBLIGATIONS ON THE DATE OF EXECUTION

3.1	On the Date of Execution of this Agreement, the Sellers shall perform the following actions or have them performed, as appropriate:
3.1.1	The Sellers shall hand over to the Buyer a certification of the resolution(s) taken by the General Partners’ Meeting(s) of authorizing the transfer of Shares in favor of the Buyer and in which the other partners of and the company(ies) itself/themselves waive exercising their preferential acquisition rights.

3.1.2	The Sellers shall hand over the Buyer the share certificates justifying their ownership of the Shares, so that they may be handed over to the Notary Public who shall proceed to make this Agreement public and have the relevant “I have sold” stamped on them.

3.1.3	The transfer of the Shares in favor of the Buyer shall duly be entered into the Partner Registry of .

3.1.4	[other actions].

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4.	SELLERS’ STATEMENTS AND GUARANTIES

4.1	Annex 4.1 contains the Statements and Guaranties that the Sellers make to the Buyer (hereinafter referred to as “Statements and Guaranties”) in connection with the Companies of the Matchmind Group, their business, operations and assets. The Sellers hereby state that the foregoing statements and guaranties are true, accurate and complete, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.

4.2	The Statements and Guaranties concern the Companies of the Matchmind Group, their shares, business, operations and assets. The Sellers do not make any statements other than the ones expressly set forth in Annex 4.1.

4.3	As a general rule, the Statements and Guaranties shall be construed to refer to this Agreement’s Date of Execution, unless express reference to another date is made.

4.4	The Buyer’s decision to purchase the Companies of the Matchmind Group for the Price and under the other terms and conditions set forth herein is essentially based on the existence, veracity, accuracy and integrity of the Statements and Guaranties made by the Sellers. As a consequence of the foregoing, the Sellers shall be held liable by the Buyer for the veracity, accuracy and integrity of the Statements and Guaranties under the terms set forth in Clauses 6 and 7.

5.	BUYER’S STATEMENTS AND GUARANTIES

5.1	Annex 5.1 contains the statements and guaranties the Buyer makes in favor of the Sellers. The Buyer hereby states that the aforementioned statements and guaranties are true, accurate and complete, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.

5.2	As a general rule, the Buyer’s Statements and Guaranties shall be construed to refer to the Date of Execution of this Agreement, unless express reference to another date is made.

6.	SCOPE AND NATURE OF THE SELLERS’ LIABILITY

6.1	The Sellers hereby undertake to compensate the Buyer for any effective damage the Buyer or the Companies of the Matchmind Group may suffer as a result of:
6.1.1	a breach, inaccuracy (including any inaccuracy caused by an omission) or falsehood concerning any of the Statements and Guaranties;

6.1.2	a breach of any other obligations, undertakings or agreements set forth herein; or

6.1.3	any hidden defects or contingencies that may appear in the Companies of the Matchmind Group arising for the aforementioned actions or omissions prior to the execution of this Agreement, apart from any that the Buyer may have effectively been aware of in its capacity as a partner of the Companies of the Matchmind Group with representation in their boards of directors.

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Any damages arising from any of the circumstances set forth in Clauses 6.1.1, 6.1.2 and 6.1.3 shall hereinafter be jointly referred to as “Indemnifiable Damages.” For the purposes of this Agreement, any kind of loss, damage, prejudice, charge, liability, handicap, penalty, surcharge, interest or cost (including the cost and fees of lawyers, procurators, notaries, auditors, accountants, experts and other kinds of professionals) shall be construed as Indemnifiable Damages once the amounts for the items set out below have been subtracted, as appropriate:
(a)	Any amount charged by the Companies of the Matchmind Group to any insurance company as compensation from insurance policies that are in effect taken out by the aforementioned companies that insure the Indemnifiable Damages in question.

(b)	Any amount up to which the Indemnifiable Damages would have been covered by insurance if the Buyer or the insured company had not reduced, for reasons imputable to them and which the Sellers can thus prove, the scope and quantitative limits of the coverage of the insurance policies of the Company of the Matchmind Group suffering the Indemnifiable Damages after the Date of Execution of this Agreement.

(c)	The amount of any tax benefits the Companies of the Matchmind Group or the Buyer may obtain in future years’ corporation tax as a consequence of the effective deduction of the amount of the damages suffered or of the damages suffered by the Buyer, or any other kind of tax benefit that may apply to any other kind of tax of the Companies the Matchmind Group or the Buyer for the damages suffered by the Companies of the Matchmind Group or the Buyer. For these purposes, the possible tax benefit shall be calculated by taking into consideration the tax rate prevailing at the moment the event came about.

(d)	Any allowances that the Companies of the Matchmind Group might have made to cover the circumstance causing the Indemnifiable Damages in question and for the amount of said allowances.
6.2	The quantification of the compensation corresponding to each Indemnifiable Damages shall be done on a Euro-for-Euro basis. The amount of compensation for each Indemnifiable Damages shall be paid to the Buyer and shall, in any event, be construed as a reduction of the Price.

6.3	Should the Sellers pay out compensation for any kind of Indemnifiable Damages and the Buyer, or the Companies of the Matchmind Group effectively recover the amount of the Indemnifiable Damages thus paid by the Seller from a third party, the Buyer shall reimburse the Sellers for the amount received from said third party up to the amount thus paid by the Sellers.

6.4	The Sellers shall not be held liable by the Buyer whenever the Indemnifiable Damages arise from:
6.4.1	Events subsequent to this Agreement’s Date of Execution, in so far as the former are not a consequence of actions or omissions prior to the aforementioned date.

6.4.2	The lack of diligence by the Buyer or the Companies of the Matchmind Group in the defense against a Third-Party Claim in accordance with the provisions set forth in Clause 7.2.2 contained herein.

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6.4.3	Events or circumstances concerning which, having had a direct claim brought in accordance with the Clause 7.2 and over which no agreement has been reached, the Buyer has not gone to court within the deadline set forth in the aforementioned Clause or, in the case of a Third-Party Claim, the Buyer has not initiated the proceedings set forth in Clause 13.2 within six (6) months of having been given a negative response by the Sellers pursuant to the provisions set forth in Clause 7.3.2.(a). Likewise, the lack of Notice of Compensation or Notice of Third-Party Claim (as they are defined herein) within the deadlines set forth in Clauses 7.2.1 and 7.3.1, in so far as they impede the Sellers from exercising the their right to defend themselves from the Buyer or third parties, shall exonerate the Sellers from their liability concerning the events that could have given rise to the claim.

6.4.4	Facts that the Buyer would have effectively had knowledge about in its capacity as a partner of the Companies of the Matchmind Group with representation on their boards of directors.
6.5	By virtue of this Agreement, the Sellers’ liability before the Buyer shall be configured and limited as follows:
6.5.1	As regards Indemifiable Damages arising from facts prior to the date on which the Buyer takes a controlling interest in the Matchmind Group (by purchasing the Selling Partners’ shares in Galian 2002 and in GD 21, S.L.):
(a)	The members of the Management Team shall only be obliged to pay compensation amounting to twenty-five per cent of the amount of the Indemnifiable Damages.

(b)	Consequently, the Sellers shall solely be obliged to pay compensation for the amount that may correspond to them based on the relative weight of their Shares when compared to the shares controlled by the Management Team in the Matchmind Group on the date the Indemnifiable Damages arise.
6.5.2	As regards any Indemnifiable Damages arising from facts subsequent to the date on which the Buyer takes a controlling interest in the Matchmind Group (in as far as they are not a consequence of actions or omissions prior to such date):
(a)	The members of the Management Team shall be obliged to pay compensation amounting to a percentage of the Indemnifiable Damages equivalent to their percentage shareholding in the Matchmind Group on the date the Indemnifiable Damages arise.

(b)	The Sellers shall only be obliged to pay compensation to the amount that would correspond to them based on the relative weight of their Shares compared to the percentage of the Matchmind Group’s capital held by the Management Team.
6.5.3	The Sellers’ liability may not exceed the amount of the Price effectively paid by the Buyer to the Sellers by virtue of this Agreement.

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6.5.4	The Sellers’ obligation to compensate the Buyer for any Indemnifiable Damages shall not be effective until the accumulated total of the Indemnifiable Damages payable to the Buyer exceeds the amount of TWENTY THOUSAND EUROS (€ 20,000).
6.6	The Sellers’ liability set forth in this agreement shall come to an end twelve (12) months after the Execution Date of this Agreement, except for any liabilities concerning tax, employment, social security and data protection matters, which shall come to an end in keeping with their corresponding statutes of limitations. For the purposes of greater clarity, the Parties hereby state that notice of a claim for Indemnifiable Damages given by the Buyer within the aforementioned statutes of limitations shall interrupt the statute of limitations set forth for each case until the claim in question is definitively resolved, provided that the Buyer has not initiated the proceedings set forth in Clause 13.2 within twelve (12) months from the date the Sellers are given notice of a claim for Indemnifiable Damages.

6.7	The Seller’s liability shall be solely governed by the terms and conditions laid down herein, expressly waiving the rights and actions set forth in the Civil Code (Código Civil), the Commercial Code (Código Comercial) and in any law that may apply for these purposes as regards the Sellers’ obligations arising from this Agreement and, in particular, the entitlement to terminate this Agreement as set forth in Article 1,124 of the Civil Code, along with the entitlement to claim redress for hidden faults and for warranty of title, which are hereby waived through the Parties’ mutual agreement for the purposes set forth in Article 1,475, paragraph three of the Civil Code.
7. CLAIMS PROCEDURE
7.1	Sellers’ Representative. For the purposes of this Clause 7 and for the purposes of any decision or statement that may correspond to the Sellers pursuant to the terms and conditions set forth herein, the Sellers irrevocably appoint Mr. Carlos Delgado Suárez as their representative. Hence, any decisions he may take before the Buyer shall be binding on the Sellers, who shall undertake to fulfill and accept them.

7.2	Direct Claim. Should any Indemnifiable Damages come about not having their origin in a third-party claim, the following procedure shall be observed:
7.2.1	Within fifteen (15) days following the appearance of the Indemnifiable Damages, the Buyer shall give the Sellers notice thereof pursuant to the provisions set forth in Clause 7.1 above (hereinafter referred to as “Notice of Compensation”).

7.2.2	The Notice of Compensation shall include (i) a description of the Indemnifiable Damages; (ii) their amount with a breakdown, if appropriate, of the different elements making them up, as long as determining such an amount is possible; (iii) the provision of the Agreement by virtue of which the Indemnifiable Damages should be compensated; and (iv) any other information or documents upon which the Buyer may ground its claim.

7.2.3	The Sellers may either accept or challenge the Notice of Compensation within fifteen (15) days of being served such notice. Should the Sellers expressly or implicitly accept it, they shall have to effectuate payment for the Indemnifiable Damages claimed within five (5) days following the expiry of the deadline to challenge the Notice of Compensation.

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7.2.4	Should the Sellers partially or wholly challenge the Notice of Compensation within the deadline set forth in Clause 7.2.3 above, the Buyer may initiate the procedure set forth in Clause 13.2 for all the items and amounts not accepted by the Sellers within a maximum of twelve (12) months counting from the date of Notice of Compensation.

7.2.5	Irrespective of the commencement of the aforementioned dispute resolution procedure set forth in Clause 13.2, in the event of a partial acceptance, the Sellers shall pay the Buyer the amount accepted of the Indemnifiable Damages within five (5) days following the expiry of the deadline to challenge the Notice of Compensation.
7.3	Claim arising from third-party claims. Whenever a third-party claim comes about (including those dealing with tax, employment, social security and data protection matters) that may lead to Indemnifiable Damages either through the courts or out of them (hereinafter referred to as “Third-Party Claim”), the following procedure shall be followed:
7.3.1	As soon the existence of the Third-Party Claim is known and, in any event, within five (5) days following notice of the Third-Party Claim, the Buyer shall transfer the Third-Party Claim to the Sellers pursuant to the provisions set forth in Clause 7.1 above (hereinafter referred to as the “Notice of Claim”), furnishing them with (i) a copy of the document containing the Third-Party Claim; (ii) the amount of the claim, if known, with a breakdown, if appropriate, of the different elements making it up; and (iii) the provision of the Agreement by virtue of which the Indemnifiable Damages should be compensated.

7.3.2	Within five (5) days following the reception of the Notice of Claim, the Sellers shall give the Buyer notice of their response.
(a)	Negative Response. Should the Sellers’ response be (i) the Sellers’ total or partial opposition to accepting the Indemnifiable Damages or paying for the claim’s amount; (ii) to reject that the Third-Party Claim could eventually lead to Indemnifiable Damages; or (iii) when the Sellers do not respond to or ignore the Notice of Claim, or when the Sellers elusively or ambiguously respond, or when the Sellers do not clearly give a positive response of the ones set forth in section (b) hereunder, then the Buyer or the Matchmind Group Companies in question may exercise the defense they may deem most suitable against the Third-Party Claim, including reaching a settlement (through the courts or out of them) or putting up a defense against the claim, without the Sellers having any right to limit in any way whatsoever this entitlement of the Buyer. Notwithstanding the above, the Buyer may not acquiesce to the Third-Party claim without the Sellers’ express written consent, which may not be unreasonably withheld. The defense by the Buyer or the Companies of the Matchmind Group against the Third-Party Claim shall be construed to be without prejudice to the Buyer’s right to initiate the procedure set forth in Clause 13.2 at any moment from the Seller’s response (express or through silence). The Sellers, either directly or through the advisors the Sellers may appoint, shall be entitled to be regularly informed about the course of the Third-Party Claim in question.

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(b)	Positive Response. Should the Sellers’ response be to accept that the Third-Party Claim may eventually lead to Indemnifiable Damages, then the Sellers shall alternately include the following in their response:
(i)	The Sellers taking on the right of defense against the Third-Party Claim, assuming liability for the result of the court or out-of-court defense proceedings and holding the Buyer totally harmless within the limits set forth in Clause 6 contained herein. In this case, the Sellers shall be entitled to exercise the defense they may deem most suitable (with the exceptions set forth hereunder) against the Third-Party Claim. All the costs, fees, guaranties and expenses that may arise from the aforementioned defense proceedings (court or out-of-court) shall be incurred by the Sellers, and they shall also be held fully liable for the result of the Third-Party Claim, with the limitations set forth in Clause 6. In any event, the Buyer, either directly or by means of the advisors it may appoint, shall be given free access to all the information and documents connected with the Third-Party Claim..

As an exception to what has been set forth in the preceding paragraph, any court or out-of-court settlements or acquiescing to the Third-Party Claim shall, in any event, require the Buyer’s express written consent, which may not be unreasonably withheld.

The Buyer, either directly or through the company affected by the Third-Party Claim, shall furnish all the necessary information, so that the Sellers may exercise their right to defend their interests. The Buyer shall additionally provide the Sellers with the appropriate cooperation, including the granting of powers of attorney in favor of any lawyers and procurators of recognized prestige appointed by the Sellers.

(ii)	Express indication in the instruction given to the Buyer to accept the Third-Party Claim with the Sellers incurring its full cost.
In the suppositions contained in paragraphs (i) and (ii) above, the Sellers shall pay the Buyer (in the manner and with the limitations set forth in Clause 6 the amount that the Buyer or the affected Company shall have to pay the third party within the five (5) days immediately preceding the date on which the Buyer or the company in question shall have to pay said amount to the third party.
8. MAKING THE AGREEMENT PUBLIC AND TAXES
8.1	This Agreement shall be made public immediately after its execution by the Parties by the Notary Public chosen for such a purpose by the Buyer. Any expenses arising from such shall be incurred by the Parties according to Law.

8.2	Any taxes that may result from entering into and executing this Agreement and the operations set forth herein shall be incurred by the Party as set forth by the Law.

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9. NOTICES
9.1	Any notices arising from this Agreement to be considered valid shall be served by facsimile service between public bureaux (known in Spanish as burofax) or by any other written means that would leave proof of reception and the contents thereof to the following addresses or any other addresses of which either of the Parties may give the other notice.

9.1.1	In the case of the Buyer:

To the attention of

Address:

Fax:

E-mail:

9.1.2	In the case of the Buyer:

To the attention of Mr. José Ignacio del Barrio:

Address:

Fax:

E-mail:

With copy to Mr. Juan Picón García de Leániz:

	Address:	DLA PIPER

Paseo de la Castellana, 35

Madrid 28046

	Fax:	91 319 19 40

	E-mail:	juan.picon@dlapiper.com
10. CONFIDENTIALITY
10.1	Apart from the press releases dealing with this Agreement to be issued in accordance with the regulations that may apply to either of the Parties, the Parties hereby agree to keep this Agreement confidential, along with its purpose, terms and conditions and the documents and information derived from it. Hence, the Parties may not disclose any of this Agreement’s aspects to any individual other than their employees taking part in the transaction or whoever may professionally take part in the Agreement in his/her capacity as a legal, accounting, financial or other kind of expert, unless the Parties are required to disclose it by any regulatory, inspection or supervisory body or the courts.

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10.2	The Parties shall notify their employees or advisors of the obligation of confidentiality agreed upon hereby and make an effort to ensure they observe it.

10.3	In the case of press releases and commercial advertising or similar, on whatever media they may be released, the Parties shall have to obtain prior written consent from the other concerning their contents before issuing or broadcasting them.
11. ASSIGNMENT OF RIGHTS
11.1	Neither Party may assign their rights and obligations pursuant to this Agreement or subrogate its legal position, either wholly or partially, to a third party without the other party’s prior express written consent.

11.2	The Buyer may wholly or partially assign its rights and obligations arising from this Agreement or subrogate its contractual position to any companies forming part of the business group whose parent company –as this term is defined in Article 4 of the Stock Market Law (Ley del Mercado de Valores)– is Televent Git, S.A., as a guaranty for the Sellers, without any requirement other than giving the other Party prior notice of such assignment or subrogation.

11.3	For the purposes of this Agreement, only those assignments or subrogations shall be valid in which the assignee or the party to which the contractual position is subrogated expressly accepts the terms and conditions of this Agreement and undertakes all the rights and obligations arising thereof in replacement of the assignor or subrogator, in addition to complying with the provisions set forth in Clauses 11.1 and 11.2 above.
12. GENERAL PROVISIONS
12.1	No modifications to this Agreement, including those made to this Clause, shall be valid unless they are in writing and signed by a duly authorized representative of each of the Parties.

12.2	Any omission or delay in exercising any right or action set forth herein shall not constitute a wavier of said right or action, or a waiver of any other rights or actions. Individually or partially exercising any right or action shall not impede exercising the subsequent right or action, or exercising any other right or action.
12.3	Calculating the deadlines and periods set forth herein shall be done in the following manner:
12.3.1	Those set forth in days to be calculated from a specific date shall exclude the latter from the calculation and shall commence on the following day.

12.3.2	Should the periods and deadlines be set forth in months or years, they shall be calculated from date to date. Whenever there is no equivalent to the initial date of calculation in the month of expiry, it shall be construed that the period or deadline expires on the last day of the month.

12.3.3	Except when otherwise indicated, calculating any deadlines and periods set forth in days shall be construed to exclude holidays in Madrid, the capital of Spain.

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12.4	This Agreement constitutes the only complete Agreement between the Parties concerning its purpose and it annuls and leaves without effect any other prior agreements dealing with the same matter, except for the Promissory Agreement and the Framework Agreement.

12.5	Should any competent jurisdiction or arbitration tribunal declare any Clause in this Agreement null and void, invalid or ineffective, the Parties hereby agree to negotiate in good faith the modification of said Clause only in as far as it is necessary for the Agreement and so that the said Clause is legal, valid and effective and in such a way so that it faithfully reflects the Parties’ original intention. In any event, should any Clause in this Agreement be null and void, invalid or ineffective, it shall not in any way affect the legality, validity and effectiveness of the other Clauses contained in the Agreement.
13. GOVERNING LAW AND JURISDICTION
13.1	This Agreement shall be governed by and interpreted in accordance with common Spanish legislation.

13.2	The Parties hereby expressly waive any jurisdictional privileges they may enjoy and agree to submit any disputes and disagreements that could arise concerning the interpretation, fulfillment or performance of this Agreement to the jurisdiction of the courts of the city of Madrid.

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IN WITNESS WHEREOF, the parties have hereunto set there hand in the place and on the date first mentioned above.
The Sellers

Mr.	Ms.

TELVENT OUTSOURCING, S.A.

p.p.

Mr. José Ignacio del Barrio	Ms. Ana María Plaza Arregui

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ANNEX A
     The following chart identifies the differences between the Draft of the Purchase and Sale Agreement with respect to each Promissory Seller.

2-year Non-compete
		1-year Non-	2-year Non-	Clause w/ Payment
		compete	compete	of the Purchase Price
Promissory Seller	Standard	Clause	Clause	into a Escrow
Carlos Delgado Suárez				✓
Carsa Consultores			✓
Cardel Consultores			✓
Raquel Tuduri García				✓
José Luis Molina Zamora			✓
Margarita Fernández Gutiérrez			✓
Antonio Luis Gálvez Fernández			✓
Marcos de Miguel Pagazaurtundua			✓
José Luís Rodríguez de Andrés	✓
Miguel Larruscain Caballero		✓
Francisco Javier Sotillos Bermejo	✓
Jorge Pereira Hernández		✓
Ignacio Rubio Laseca		✓
Javier Miguel Fdez	✓
José Ignacio de las Llanderas García	✓
Mariano García Gutiérrez	✓
Francisco JavierÁlvarez Merino	✓
Iñigo Barrón Ibeas		✓
Arón Ramson		✓
Rosa García González	✓
Ramón Damián de Cózar Mena	✓
Juan Solana	✓
Enrique Serrano	✓
José Manuel Fernández de Oliva	✓
Enrique Sánchez			✓
José Carvajal Martínez	✓
The Purchase and Sale Agreement includes the following non-competition provisions with respect to each Promissory Seller.

.	NON-COMPETITION UNDERTAKING

.1	The Seller hereby recognizes that the non-competition obligation set forth in this Clause is necessary to ensure the continuity of the Matchmind Group’s business and that irreparable damages would be caused to it should the Seller compete with the Matchmind Group within the scope of its business activities. Hence, due to the activities performed by the Matchmind Group, the Seller hereby recognizes that a legitimate interest in both commercial and industrial terms exists to regulate this non-competition agreement and recognize that the constraints arising from this agreement are appropriate and reasonable. The Seller likewise recognizes and accepts that this non-competition agreement is essential and has been a determining factor for the Buyer entering into this Agreement.

.2	Without prejudice to the non-competition provisions undertaking taken on by each and every member of the Management Team by virtue of the commercial, employment and top-management contracts, the Seller, as a partner of the Matchmind Group, hereby undertakes not to compete with it for a period of [___] (___) year(s) following the date on which he/she ceases to be a partner of the Matchmind Group (hereinafter referred to as the “Non-competition Period”). Consequently, he/she likewise undertakes not to compete with the Matchmind Group while he/she remains a direct or indirect partner of the Matchmind Group. During the Non-competition Period, the Seller shall not individually or collectively perform any actions, either directly or indirectly, within the Matchmind Group’s sector of activity. In particular, but not limited to, the Seller shall not by himself/herself or through any company in which he/she may hold a stake, be related to or advised by him/her (i) initiate, hold a direct or indirect stake in or dedicate himself/herself to any activity that may compete with the Matchmind group; (ii) provide advice to or establish any kind of collaboration with people or organizations that could in any way compete with the Matchmind Group’s activities; (iii) disclose information concerning the Matchmind Group’s activities to any third parties; and (iv) promote the transfer of personnel of to the Companies in the Matchmind Group to other companies in which the Seller may hold a direct or indirect stake.

.3	For purposes of this Clause, the Matchmind Group’s sector of activity shall be construed as the activities resulting from the corporate purpose of the companies comprising the Matchmind Group, as well as any amendments made to such corporate purposes that may be agreed upon in the future.

.4	The non-competition obligation shall apply to Spain and to all the markets in which the Companies of the Matchmind Group and any future subsidiaries thereof may operate at any time, and it shall remain in force during the time the Seller continues being a direct or indirect partner of the Matchmind Group and during the Non-competition Period.

.5	During the Non-competition Period, the Seller shall not join any newly set up companies or organizations that operate within the Matchmind Group’s sector of activity, nor shall he/she hold a direct or indirect stake in or dedicate himself/herself to any new or already existing activity, company or organization that could compete with the Companies of the Matchmind Group in the provision of services connected with information technology in the areas comprising the provision of business and processes consulting services, technology consulting services, the integration of systems and applications, the development and maintenance of applications and outsourcing services (hereinafter, the “Essential Activity”), nor shall he/she provide advice to or establish any kind of collaboration with people or organizations that could in any way compete with the Matchmind Group’s Essential Activity.

.6	The non-competition undertaking governed by this Clause shall be construed to have automatically finalized or shall not enter into effect should the parties so decide by mutual agreement due to justified family reasons or should the Seller’s Exit from the Matchmind Group (such as the term is defined in the Promissory Agreement) come about as a result of: (i) the voluntary termination by any of the Companies of the Matchmind Group or by the Buyer of the commercial relationship linking it to the Seller; (ii) the termination by the Seller of the commercial relationship linking him/her to any of the Companies of the Matchmind Group or to the Buyer for reasons imputable to any of the Companies of the Matchmind Group or to the Buyer; (iii) a dismissal ruled to have been unfair or null and void; (iv) the termination of the Seller’s employment contract upon the Seller’s request as a result of the causes set forth in Article 50 of the Workers’ Statute (Estatuto de los Trabajadores) whenever a firm ruling states such termination should proceed; (v) collective dismissal; or (vi) the termination of the Promissory Seller’s employment contract for reasons of force majeur.

.7	The Seller shall pay the Buyer a penalty amounting to ONE MILLION EUROS (€ 1,000,000) should the Seller breach any of the obligations set forth in this Clause. The payment by the Seller of the aforementioned penalty, should it come about, shall not impede the Buyer from claiming compensation for any damages suffered and the payment of any interest that may arise from the breach in question. The Seller may not discharge himself/herself from fulfilling the non-competition obligation set forth in this Clause by paying the penalty set forth herein and the Buyer may demand the fulfillment of such an obligation jointly with the payment of the penalty.
The Purchase and Sale Agreement, with respect to certain Promissory Sellers, also includes the following provisions concerning payment of the purchase price placed in escrow.

.	UNAVAILABLE DEPOSIT

.1	In order to guaranty the members of the Management Team’s liability before the Buyer by virtue of the Promissory Agreement (as well as by virtue of all the other promissory purchase and sale agreements for shares in the Matchmind Group entered into by the Buyer and the members of the Management Team) and of the Purchase and Sale Agreements entered into in order to perform the Promissory Agreement between the Seller and the Buyer (as well as by virtue of all the other purchase and sale agreements entered into or to be entered into by the Buyer and the members of the Management Team in order to perform the promissory purchase and sale agreements for shares in the Matchmind Group), the Seller shall, simultaneously to the execution of this Agreement, set up an unavailable deposit in accordance with the sample set forth in Annex 7.1 attached hereto for an amount equivalent to five percent (5%) of the Price, that is to say for the amount of [ ] EUROS (€ [ ]).

.2	Should the members of the Management Team become liable before the Buyer by virtue of the stipulations set forth in the Promissory Agreement (as well as those set forth in the other promissory purchase and sale agreements for shares in the Matchmind Group entered into by the Buyer and the members of the Management Team) and those set forth in this Agreement (as well as those set forth in the other purchase and sale agreements entered into or to be entered into in order to perform the promissory agreements for the purchase and sale of shares in the Matchmind Group), the Seller shall, once he/she has been fully compensated for the total amount that may correspond to him through the release in his favor of funds from the unavailable deposit, cede in favor of the Buyer any rights and legal actions that may correspond to him to be shared out against the members of the Management Team who may have been responsible for the damages caused to the Buyer. In any event, the latter shall undertake not prejudice such rights and actions.